THIS LEASE DATED as of September 6, 2019

BY AND BETWEEN:

TAMARISK DANIEL ROAD, LLC, a Delaware limited liability company
(hereinafter called the "**Landlord**")

- and -

UNIFOIL CORPORATION, a New Jersey corporation
(hereinafter called the "**Tenant**")

In consideration of the rents, covenants and agreements hereinafter reserved and contained the parties covenant and agree with each other as follows:

ARTICLE 1 - BASIC PROVISIONS

1.1 Basic Provisions

(a) Landlord: **TAMARISK DANIEL ROAD, LLC**, a Delaware limited liability company

Address: c/o EverWest Real Estate Partners, 1099 18th Street, Suite 2900, Denver, Colorado 80202 Attention: General Counsel

(b) Tenant: **UNIFOIL CORPORATION**, a New Jersey corporation

Address: 12 Daniel Road Fairfield, New Jersey 07004.

(c) Premises: Two (2) buildings consisting of approximately 100,000 square feet of Rentable Area, as shown hatched on Exhibit "A" attached hereto, the Lands and the parking lot thereon. The Premises shall also include the roofs on the two (2) buildings.

(d) Term: One hundred twenty (120) months, beginning on September 6, 2019 (the "**Commencement Date**") and ending September 6, 2029 (the "**Expiration Date**"), unless sooner terminated in the manner set forth in this Lease, subject to the right to extend the Term pursuant to Rider No.1 attached hereto and made a part hereof.

(e) Base Rent:

PERIOD OF TERM	Annual Rent PSF	Monthly Base Rent	Annual Base Rent
YEAR 1	$ 7.10	$ 59,166.67	$ 710,000.00
YEAR 2	$ 7.26	$ 60,497.92	$ 725,975.0000
YEAR 3	$ 7.42	$ 61,859.12	$ 742,309.4375
YEAR 4	$ 7.59	$ 63,250.95	$ 759,011.3998
YEAR 5	$ 7.76	$ 64,674.10	$ 776,089.1563
YEAR 6	$ 7.94	$ 66,129.26	$ 793,551.1624
YEAR 7	$ 8.11	$ 67,617.17	$ 811,406.0635
YEAR 8	$ 8.30	$ 69,138.56	$ 829,662.6999
YEAR 9	$ 8.48	$ 70,694.18	$ 848,330.1107
YEAR 10	$ 8.67	$ 72,284.79	$ 867,417.5382

If the Commencement Date is not the first day of a month, then the first year of the Term in respect of which Base Rent is payable, shall start on the Commencement Date and end on the day prior to the first anniversary of the Commencement Date, and each subsequent year of the Term shall consist of a consecutive 12 month period thereafter.

(f) Deposits: (i) Pre-Paid Rent: $47,333.33; and

(ii) Security Deposit: $355,000.00

(g) Permitted Uses: The Warehouse Premises (defined below) shall be used for Tenant's business as a specialty paper and plastic converter, including (a) the lamination and metallization of paper, board and plastics substrates, (b) other associated laminating, delaminating, sheeting, slitting and cutting, (c) warehousing of raw materials, in process and finished goods and materials and (d) light industrial manufacturing. The Office Premises shall be used for general office purposes and, subject to Landlord's prior written approval (not to be unreasonably withheld, conditioned or delayed), for any other reasonable and legally permitted use; provided, however, Landlord hereby acknowledges and agrees that the subtenants under the subleases (or sub-subleases) described on Exhibit "E" attached hereto shall be permitted to continue using their respective portions of the Office Premises for their current showroom and jewelry manufacturing purposes.

(h) Condition of Premises: The Tenant shall accept the Premises including, without limitation, shipping doors and dock levellers (if any) "as is, where is" in their state and condition existing at the Commencement Date. Tenant expressly acknowledges and agrees that an affiliate of Tenant owned the Premises and the Lands immediately prior to the Commencement Date and is familiar with its condition and that Tenant shall be solely liable for any and all preexisting conditions and liabilities with respect thereto, and Landlord shall have no liability whatsoever therefore.

ARTICLE 2 - SPECIAL PROVISIONS

2.1 Extension Option. See Rider No. 1 attached hereto and made a part hereof.

ARTICLE 3 STANDARD DEFINITIONS

3.1 Definitions

"**Additional Rent**" means any other amount payable by the Tenant under this Lease other than Base Rent.

"**Alterations**" means any additions, installations, repairs, alterations, replacements, or improvements made in or to the Premises.

"**Anti-Corruption Laws**" has the meaning set out in Section 16.18(c).

"**Anti-Money Laundering Laws**" has the meaning set out in Section 16.18(c).

"**Applicable Laws**" means all statutes, laws, by-laws, regulations, ordinances, orders and requirements of governmental or other public authorities having jurisdiction in force from time to time.

"**Base Rent**" means the amount described in Section 1.1(e).

"**Basic Provisions**" means the provisions set forth in Article 1 of this Lease.

"**Business Day**" means a day other than a Saturday, a Sunday or a day Landlord designates as a holiday, provided that the holiday is commonly recognized by other comparable buildings in the area where the Premises are located.

"**Business Taxes**" means every tax and license fee which is levied, rated, charged or assessed against or in respect of any and every business carried on in the Premises or in respect of the use or occupancy thereof and every sub-tenant and licensee of the Tenant whether any such tax or license fee is charged by any federal, municipal, state, school or other body.

"**Change of Control**" means, in the case of any corporation, limited liability company or partnership, the transfer or issue by sale, assignment, subscription, transmission on death, mortgage, charge, security interest, operation of law or otherwise, of any shares, voting rights or interest which would result in any change in the effective control of such corporation, limited liability company or partnership (and in the case of a limited liability company or partnership, includes a change in any of its members or partners, respectively), unless such change occurs as a result of trading in the shares of a public corporation listed on a recognized stock exchange in the United States.

"**Commencement Date**" means the date referred to in Section 1.1(d).

"**Connecting Equipment**" has the meaning set out in Section 8.5.

"**Drawings**" has the meaning set out in Section 8.4.

"**Environmental Audit**" means an investigation or inspection of the Premises or other affected locations of the Lands by an environmental consultant designated by the Landlord together with such other tests, surveys and inquiries as such consultant deems advisable in the circumstances into the generation, use, transport, storage, disposal, handling, sale or manufacture of any Hazardous Substances in, on or about the Premises or Lands by the Tenant, those for whom the Tenant is in law responsible or any other person using or occupying the Premises, or into the condition or status of the Premises in relation to possible contamination by any Hazardous Substances. Any such Environmental Audit shall include the contractor's written report delivered to the Landlord summarizing the nature and results of all inspections, investigations, tests, surveys and inquiries conducted by the consultant, and the consultant's recommendations for any investigation, remedial or precautionary actions to be taken in relation to the presence of Hazardous Substances on the Premises or Lands.

"**Environmental Laws**" means collectively, all applicable federal, state and municipal laws, statutes, ordinances, by-laws and regulations and all orders, directives and decisions rendered by, and policies, guidelines and similar guidance of, any ministry, department or administrative or regulatory agencies, authority, tribunal or court, relating to the protection of the environment, human health and safety (including, without limitation, the *Occupational Safety and Health Administration)* or the use, treatment, storage, presence, disposal, packaging, recycling, handling, clean-up or other remediation or corrective action of or in respect of any Hazardous Substances.

"**ERISA**" has the meaning set out in Section 16.20.

"**Event of Default**" has the meaning set out in Section 13.1.

"**Expert**" means any architect, engineer, land surveyor or other professional consultant from time to time retained by the Landlord.

"**Expiration Date**" has the meaning set out in Section 1.1(d).

"**Financial Institution**" has the meaning set out in Section 16.18(a).

"**Fiscal Year**" means a calendar year.

"**Force Majeure**" means a strike, labor trouble, inability to get materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, acts of terrorism, act of God, the failure of any existing tenant or occupant to vacate the Premises or any other similar reason, that is not the fault of the party asserting it. Force Majeure does not include inability to obtain funds.

"**Hazardous Substances**" means any pollutant, contaminant, chemical, waste or deleterious substance (including, without limitation, and by way of example, solvent waste, liquid industrial waste, other industrial waste, toxic waste, hazardous waste and fungal contaminants) as defined in or pursuant to Environmental Laws.

"**Insurance**" means all costs incurred by Landlord for insurance, including but not limited to public liability, property damage, earthquake, flood, pollution, terrorism and property insurance for the full replacement costs of the Premises as required by Landlord or any Mortgagee.

"**Lands**" means the lands described in Exhibit "B", as they may be expanded, reduced or altered from time to time.

"**Leasehold Improvements**" means all items generally considered as leasehold improvements, including, without limitation, all alterations, fixtures, improvements, installations and additions in or serving the Premises made from time to time by or on behalf of the Tenant or any prior occupant of the Premises including, without limitation, doors, hardware, partitions (excluding free-standing partitions), lighting fixtures, window coverings and carpeting however affixed and whether or not moveable, but excluding trade fixtures and unattached furniture and equipment not of the nature of fixtures.

"**Measurement Standards**" means the Building Owners and Managers Association ("BOMA") 2012 Industrial Building Standards (ANSI/BOMA Z65.2), Method A.

"**Minor Alteration**" has the meaning set out in Section 8.4.

"**Mortgagee**" means a creditor that holds all or part of the Premises or the Lands as security, but a creditor, chargee or security holder of a tenant is not a Mortgagee.

"**OFAC**" has the meaning set out in Section 16.18(a).

"**Office Premises**" means the portion of the Premises labeled as "Office" on Exhibit "A" attached hereto.

"**Open Violations**" has the meaning set out in Section 5.2(f).

"**Person**" means any person, firm, partnership, corporation or other legal entity, including any combination of them.

"**Premises**" means the property described and identified in Section 1.1(c).

"**Pre-Paid Rent**" means the sum of money set out in Section 1.1(f)(i).

"**Prime Rate**" means the rate of interest, per annum, from time to time publicly quoted by Citibank, N.A. as the reference rate of interest (commonly known as its "prime rate") used by it to determine rates of interest chargeable on American dollar demand loans to its commercial customers.

"**Property**" means the Lands that contains the Premises.

"**Purchase Agreement**" means the Agreement of Sale dated as of July 8, 2019 by and between EverWest Advisors LLC, a Delaware limited liability company ("Initial Purchaser"), as purchaser, and Unifoil RE, as seller, as amended by that certain First Amendment to Agreement of Sale dated as of August 8, 2019 by and between Initial Purchaser, as purchaser, and Unifoil RE, as seller, as assigned by that certain

Assignment of Agreement of Sale dated as of the date hereof by and between Initial Purchaser and Landlord.

"**Rent**" means the aggregate of Base Rent and Additional Rent.

"**Rentable Area**" means: in the case of the Premises, the aggregate of the Rentable Area of all buildings in the Premises, measured in accordance with the Measurement Standards as determined on the Commencement Date.

"**Rules and Regulations**" means the Rules and Regulations annexed hereto as Exhibit "D" together with any amendments, deletions and additions made by the Landlord from time to time pursuant to Section 16.8, all of which shall form part of this Lease.

"**Sales Tax**" means all goods and services tax, harmonized sales tax, value added tax, business transfer tax, sales tax, multi-stage sales tax, use tax, consumption tax, or other similar taxes imposed by any federal, state or municipal government upon the Landlord or Tenant in respect of this Lease, or the payments made by the Tenant hereunder or the goods and services provided by the Landlord hereunder including, without limitation, the rental of the Premises and the provision of administrative services to the Tenant hereunder, whether existing at the date of this Lease or hereafter imposed by any governmental authority.

"**Secured Claim**" means a lien (possessory or non-possessory) or claim, a fixed or floating charge, mortgage, security interest, debenture or other encumbrance, or a Notice with respect to any of them.

"**Security Deposit**" means the sum of money set out in Section 1.1(f)(ii).

"**Stipulated Rate**" means the rate of interest per annum that is three percentage (3%) points more than the Prime Rate.

"**Taxes**" means all real property taxes (including local improvement taxes), rates, duties, assessments, impositions and levies of every kind and nature whatsoever whether ordinary or extraordinary, general or special, foreseen or unforeseen, that are now or hereafter levied, rated, charged or assessed by any authority (whether municipal, parliamentary, school or otherwise) against or in respect of the Lands, and/or Premises, or any part or parts thereof, and every other tax, charge, rate assessment or payment which may become a charge upon or levied or collected upon or in respect of the Lands and/or Premises, or any parts thereof, and all taxes payable by the Landlord which are imposed in lieu of or in addition to any such real property taxes and any taxes levied or assessed against the Landlord on account of its ownership of the Lands and/or Premises (excluding always income or profit taxes upon the income of the Landlord or franchise taxes imposed upon Landlord to the extent such taxes are not levied in lieu of real property taxes levied or assessed against the Lands and/or Premises or upon the Landlord in respect thereof).

"Tenant Related Party" has the meaning set out in Section 16.18(a).

"**Term**" means the period of time as described in Section 1.1(d).

"**Transfer**" means all or any of the following, whether by conveyance, written agreement or otherwise: (i) an assignment of this Lease in whole or in part; (ii) a sublease (or sub-sublease) of all or any part of the Premises; (iii) the sharing or transfer of any right of use or occupancy of all or any part of the Premises; (iv) any mortgage, charge or encumbrance of this Lease or the Premises or any part of the Premises or other arrangement under which either this Lease or the Premises become security for any indebtedness or other obligation; and (v) a Change of Control, and includes any transaction or occurrence whatsoever (including, but not limited to, expropriation, receivership proceedings, seizure by legal process and transfer by operation of law), which has changed or might change the identity of the Person having use or occupancy of any part of the Premises. "**Transferor**" or "**Transferee**" have corresponding meanings.

"**Unifoil RE**" means Unifoil Real Estate Partners, L.L.C., a New Jersey limited liability company and an Affiliate of Tenant.

"**U.S. Person**" has the meaning set out in Section 16.18(a).

"**Warehouse Premises**" means the portion of the Premises labeled as "Warehouse" on Exhibit "A" attached hereto.

ARTICLE 4 - GRANT AND TERM

4.1 Term, Demise

The Landlord leases to the Tenant, and the Tenant leases from the Landlord, the Premises, to have and to hold for the Term, unless sooner terminated by the Landlord pursuant to this Lease. The Tenant shall accept the Premises in the condition described in Section 1.1(h).

4.2 Intentionally Omitted

4.3 Quiet Enjoyment

If the Tenant pays the Rent and fully performs all its obligations under this Lease and there has been no Event of Default, then the Tenant may hold and use the Premises without interference by the Landlord or any other person claiming through the Landlord subject to the provisions of this Lease and Applicable Law.

4.4 Basic Provisions

The Basic Provisions shall form an integral part of this Lease as though they were set forth herein in full.

ARTICLE 5 – USE OF PREMISES

5.1 Use

The Tenant and/or any permitted subtenants will, actively and continuously, operate its business in the whole of the Premises only for the use set out in Section 1.1(g) and for no other purpose. No part of the Premises shall be used by or for a call centre, telecommunications centre, school, consulate, or government office open to the public or for which the Landlord has agreed to a restrictive covenant; provided that Tenant shall be permitted to sublease the Office Premises to Unifoil RE, and Unifoil RE may sub-sublease a portion of the Office Premises to a subtenant who engages in telemarketing. The Landlord has made no representation or warranty to the Tenant concerning any aspect of the Premises and the Tenant is solely responsible for satisfying itself concerning the suitability of the Premises for their intended use by the Tenant, the applicable zoning and use restriction by-laws, and availability of permits. The Tenant shall, at its expense, be solely responsible for obtaining its own occupancy permit.

5.2 Conduct of Business

In the conduct of the Tenant's business, the Tenant will and will cause all subtenants of the Premises to:

(a) not allow or cause any act to occur in or about the Premises and/or Lands which hinders or interrupts the flow of vehicular and pedestrian traffic to, in and from the Premises and the Lands or in any way obstructs the free movement of persons doing business in the Premises or on the Lands or in any way cause damage to the Premises and/or the Lands;

(b) keep the Premises free of debris and other items that might attract rodents or vermin and, subject to the Permitted Use and Applicable Laws, free of anything of a dangerous, noxious or offensive

nature or which could create a fire, environmental, health or other hazard (including any electromagnetic fields or other forms of radiation) or undue vibration, heat or noise;

(c) not cause or allow any overloading of the floors of the Premises or the bringing into or onto any part of the Premises of any articles or fixtures that by reason of their weight, use, energy consumption, water consumption or size might damage or endanger the structure or any of the Premises systems to a greater degree than their condition as of the date hereof that constitutes a nuisance or is in violation of Applicable Laws;

(d) not cause or allow any act or thing which constitutes a nuisance or which constitutes a health hazard or which interferes with the operation of any essential Premises systems and not carry on or permit to be carried on in or about the Premises any business or activity which shall be deemed by the Landlord, in its reasonable discretion, to be a nuisance. The Tenant covenants and agrees that it will not permit any noise, vibrations, smells or materials of any kind to escape from the Premises in violation of Applicable Laws; and

(e) not display any merchandise, equipment or other items outside the Premises at any time without the prior written consent of Landlord, not to be unreasonably withheld, delayed or conditioned.

(f) Tenant acknowledges and agrees that the violations listed on Exhibit "F" attached hereto were caused by Tenant and remain open as of the date hereof (the "**Open Violations**"). Tenant shall cause the Open Violations to be cured to the reasonable satisfaction of Landlord within 30 days of the date hereof; provided however that if Tenant has commenced the cure of such Open Violations as of the date hereof is and is using diligent continuous efforts to cure the Open Violations, Tenant shall have an additional 30 days to complete the cure, for an aggregate 60-day cure period.

Notwithstanding the above, the parties acknowledge that Tenant may sublease and sub-sublease the Premises in accordance with Article 11 of this Lease.

5.3 Observance of Law

The Tenant shall, at its sole cost and expense, promptly observe and comply with all laws or requirements of all governmental authorities, including federal, state and municipal legislative enactments, by-laws and other regulations and all other authorities having jurisdiction, including fire insurance underwriters, now or hereafter in force which pertain to or affect the Premises, the Tenant's use of the Premises or the conduct of any business in the Premises, or the making of any repairs, replacements, alterations, additions, changes, substitutions or improvements of or to the Premises. Any modifications, alterations or changes of or to the Premises shall comply with this Section 5.3 and shall also be made in accordance with Article 8 hereof.

ARTICLE 6 – RENT

6.1 Base Rent

The Tenant shall pay to the Landlord Base Rent in accordance with Section 1.1(e), by equal consecutive monthly installments in advance on the first day of each month, subject to any adjustment pursuant to Section 6.4.

6.2 Additional Rent

The Tenant shall also pay throughout the Term, at the times and in the manner provided in this Lease, all Additional Rent which shall, except as otherwise provided in this Lease or as may be required by a third party payee, be payable within thirty (30) days of receipt by the Tenant of an invoice, statement or demand for it.

6.3 Intentionally Omitted

6.4 Payment of Rent - General

(a) All payments required to be made by the Tenant pursuant to this Lease shall be paid when due, in lawful money of the United States, without prior demand and without any abatement, set-off, compensation or deduction whatsoever, except as may be otherwise expressly provided herein, at the address of the Landlord set out in Section 1.1(a) or at such other address as the Landlord may designate from time to time in writing to the Tenant.

(b) All payments required to be made by the Tenant pursuant to this Lease, except for Sales Tax, shall be deemed to be Rent and shall be payable and recoverable as Rent, and the Landlord shall have all rights against the Tenant for default in any such payment as in the case of arrears of Rent.

(c) The Tenant shall pay to the Landlord all Sales Tax, if any, applicable from time to time, calculated and payable in accordance with Applicable Laws and the Tenant shall pay such amount at the earlier of: (i) the time provided for by Applicable Laws; and (ii) the time such Rent is required to be paid under this Lease. The amount payable by the Tenant on account of Sales Tax, if any, shall be deemed not to be Rent for the purpose of such calculation but in the event of a failure by the Tenant to pay any amount, the Landlord shall have the same rights and remedies as it has in the event of a failure by the Tenant to pay Rent.

(d) At the Landlord's request, the Tenant shall make all payments under this Lease by way of checks, wire or ACH and shall execute and deliver either concurrently with this Lease or from time to time within three (3) Business Days following request for it, such documentation as may be required by the Landlord and its bank in order to effect such payments.

(e) If the Commencement Date is other than the first day of a full period in respect of which any item of Rent is calculated, or the Expiration Date is other than the last day of a full period, then unless otherwise provided in this Lease, the amount of such item of Rent payable in respect of the broken period shall be prorated based upon a period of three hundred and sixty-five (365) days (366 days for a leap year).

(f) If the Tenant fails to pay Rent required to be paid hereunder within five (5) Business Days following the due date, Tenant shall pay the Landlord an administrative fee equal to five percent (5%) of the past due Rent and the unpaid Rent shall bear interest at the Stipulated Rate from the due date to the actual date of payment.

6.5 Intentionally Omitted

6.6 Security Deposit

(a) The Landlord acknowledges receipt from the Tenant of the Security Deposit to be held, without interest, as security (without prejudice to the Landlord's other rights and remedies) for the observance and performance of the Tenant's obligations under this Lease. If the Tenant defaults in the performance of any of the terms, covenants, conditions and provisions of this Lease as and when the same are due to be performed by the Tenant, then the Landlord, at its option, may appropriate and apply all or any part of the Security Deposit on account of any losses or damages sustained by the Landlord as a result of such default. Upon demand by the Landlord following any such appropriation, the Tenant shall pay to the Landlord an amount sufficient to restore the total original amount of the Security Deposit. The Landlord may retain and apply the Security Deposit toward any payment owing by the Tenant in respect of any year end adjustment of Additional Rent for the last Fiscal Year of the Term or extended term as the case may be. If the Tenant complies with all of the terms, covenants, conditions and provisions under this Lease and is not then holding over in accordance with Section 16.4, any unused portion of the Security Deposit shall be returned

to the Tenant, without interest, within forty-five (45) days following the expiration of the Term. If the Landlord sells the Landlord's interest in the Premises and transfers the said Security Deposit to the purchaser, then the Landlord shall be discharged from all liability to the Tenant with respect to the Security Deposit. In the event of any renewal or extension of the Term, the Tenant covenants and agrees to pay to the Landlord an amount necessary to increase the Security Deposit to an amount equal to the aggregate of one (1) months' Base Rent for the last year of the renewal or extension term plus one (1) months' estimated Additional Rent for the calendar year in which the extension or renewal term occurs.

(b) If, on each of the first (1st), second (2nd) and third (3rd) anniversaries of the Commencement Date (each, a "**Reduction Date**") (i) this Lease is in full force and effect, and (ii) Tenant is not then in default under the Lease, then upon written notice from Tenant to Landlord (a "**Reduction Notice**"), the Security Deposit shall be reduced by $76,166.03 on each Reduction Date; which amount shall be returned to Tenant within forty five (45) days after the date Landlord receives a Reduction Notice. In no event shall the Security Deposit be reduced to less than $126,501.90.

6.7 Net Lease

This Lease is an absolutely net Lease to the Landlord. Except as otherwise expressly provided in this Lease: (i) the Landlord is not responsible for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Premises and/or Lands, or the use, occupancy or contents of the Premises, or the business carried on therein, whether foreseen or unforeseen and whether or not within the contemplation of the parties at the commencement of the Term, and (ii) the Tenant will pay all costs, charges, expenses and outlays of any nature whatsoever relating to the Premises and/or the Lands and as provided in this Lease.

6.8 Acceptance and Application of Rent

Any endorsement, statement, condition, direction or other communication on or accompanying any Rent payment shall not be binding on the Landlord and the acceptance of any such payment shall be without prejudice to the Landlord's right to recover the balance of Rent then owing or to pursue any other remedy available to the Landlord. Any payment received by the Landlord may be applied towards amounts then outstanding under this Lease in such manner as the Landlord determines.

ARTICLE 7 – TAXES, ADMINISTRATIVE FEE, UTILITIES AND INSURANCE

7.1 Taxes Payable by Landlord

The Landlord shall pay all Taxes, but it may defer such payments or compliance to the fullest extent permitted by law so long as it pursues in good faith any contest or appeal of any such Taxes with reasonable diligence. Notwithstanding the foregoing, provided that no Event of Default has occurred and is continuing, Tenant shall have the right pay all Taxes directly to the respective taxing authority, but it may defer such payments or compliance to the fullest extent permitted by law so long as, subject to the terms below, it pursues in good faith any contest or appeal of any such Taxes with reasonable diligence.

Tenant will have the right to contest the amount or validity, in whole or in part, of any Tax by appropriate proceedings diligently conducted in good faith, only after paying such Tax or posting security that Landlord reasonably requires in order to protect the Premises against loss or forfeiture. Upon the termination of any proceedings, Tenant will pay the amount of the Tax or part of the Tax as finally determined, the payment of which may have been deferred during the prosecution of the proceedings, together with any costs, fees, interest, penalties, or other related liabilities. Landlord will not be required to join in any contest or proceedings unless the provisions of any law or regulations then in effect require that the proceedings be brought by or in the name of Landlord. In that event, Landlord, at Tenant's sole cost and expenses, will join in the proceedings or permit them to be brought in its name; however, Landlord will not be subjected to any liability for the payment of any costs or expenses in connection with any contest or proceedings, and Tenant

will indemnify Landlord against and save Landlord harmless from any costs and expenses. The Landlord will co-operate with the Tenant in respect of any such contest and appeal and shall provide to the Tenant such information and execute such documents as the Tenant requests to give full effect to the foregoing. All costs of any such contest and appeal by the Tenant shall be Tenant's responsibility. If Tenant receives a refund of Taxes to which it had paid, Tenant shall be entitled to retain such refund.

7.2 Taxes Payable by Tenant

Subject to the terms of Section 7.1 above, Tenant shall pay as Additional Rent directly to the Landlord in each Fiscal Year, in the manner set out in Section 7.5. So long as Tenant is permitted under this Lease to pay Taxes directly to the appropriate governmental authority and is paying such Taxes as and when required, Landlord shall not charge tenant for such Taxes as Additional Rent.

7.3 Business Taxes and Other Taxes of Tenant

The Tenant shall promptly pay before delinquency to the taxing authorities or to the Landlord, if it so directs, as Additional Rent, any taxes, rates, duties, levies and assessments whatsoever, whether municipal, state, federal or otherwise, separately levied, imposed or assessed against or in respect of the operations at, occupancy of, or conduct of business in or from the Premises by the Tenant or any other permitted occupant, including the Tenant's Business Taxes, if levied in the state in which the Premises is situated. Whenever requested by the Landlord, the Tenant shall deliver to the Landlord copies of receipts for payment of all such taxes. The Tenant will indemnify and keep the Landlord indemnified from and against payment of any and all Business Taxes and any and all taxes and license fees which may in the future be levied in lieu of Business Taxes.

7.4 Assessment Appeals

Except as provided in Section 7.1, the Tenant shall not appeal any governmental assessment or determination of the value of the Premises or any portion of the Premises whether or not the assessment or determination affects the amount of Taxes or other taxes, rates, duties, levies or assessments to be paid by the Tenant. The Landlord may contest any Taxes and appeal any assessments related thereto and may withdraw any such contest or appeal or may agree with the relevant authorities on any settlement in respect thereof. The Tenant will co-operate with the Landlord in respect of any such contest and appeal and shall provide to the Landlord such information and execute such documents as the Landlord requests to give full effect to the foregoing. All costs of any such contest and appeal by the Landlord shall be Additional Rent under this Lease.

7.5 Additional Fees. As part of Additional Rent, the Tenant shall pay to Landlord an administration fee of $1,000 per month to address Landlord's property management costs.

7.6 Utilities

(a) The Tenant shall pay as the same become due respectively, all taxes and charges for public and private utilities, including water, gas, electrical power or energy, steam or hot water used upon or in respect of the Premises. The Tenant shall, in its own name, enter into such contracts or other arrangements necessary to furnish such utilities to the Premises and will pay any required deposits or other amounts payable thereunder. No administration fee is payable for amounts billed directly to the Tenant by a supplier of utilities and paid by the Tenant directly to the supplier.

(b) Except due to the negligence or willful actions of Landlord or Landlord's employees, contractors, agents or representative, the Landlord is not liable for interruption or cessation of, or failure in the supply of utilities, services or systems in, to or serving the Premises, whether they are supplied by the Landlord or others, and whether the interruption or cessation is caused by the Landlord's negligence or not.

(c) Subject to Landlord's consent, Tenant may purchase deregulated electricity, and install solar or other energy-saving equipment and/or systems.

7.7 Reimbursement for Insurance. As part of Additional Rent, Tenant shall reimburse Landlord on a quarterly basis for the cost of the insurance to be provided by Landlord pursuant to Section 14.5 (including, without limitation, the cost of Landlord's property, liability and flood insurance). No later than ninety (90) days after the end of each Lease Year, Landlord shall provide copies of the respective certificates of insurance evidencing Landlord's insurance coverage and the invoices for such coverage to Tenant. Provided no Event of Default has occurred and is continuing, no later than two months prior to the expiration of Landlord's then current insurance policies, Tenant shall have the right to source an insurance program to replace Landlord's insurance, provided that such program is on substantially similar terms as the program then required by Landlord as part of Landlord's Affiliates' insurance program. If the cost of such insurance program is less than Landlord's current program, Landlord shall procure the insurance coverage proposed by Tenant. Upon request, Landlord shall provide Tenant with certificates of insurance and such other information reasonably necessary to ascertain the requirements of Landlord's insurance program.

ARTICLE 8 – MAINTENANCE AND ALTERATIONS

8.1 Maintenance of the Premises

Subject to the terms and conditions of this Lease, the Tenant shall, at its sole cost, manage, maintain, operate and repair the Premises and all Leasehold Improvements, fixtures and equipment in good order and condition in compliance with Applicable Laws to the standards from time to time prevailing for similar industrial buildings in the area in which the Premises is located subject to reasonable wear and tear not inconsistent with such standard and with the exception only of those repairs which are expressly the obligation of the Landlord under this Lease and subject to Article 14. This obligation includes, but is not limited to, janitorial, re-painting and re-decorating at reasonable intervals, making repairs to plate glass, moldings, trimmings, locks, doors, hardware, partitions, walls, fixtures, electrical, mechanical and plumbing systems and equipment, lighting and plumbing fixtures, wiring, piping, ceilings and floors in the Premises, parking areas and sidewalks, any fire detection or extinguisher equipment, and maintaining, repairing all operating equipment in the Premises. Subject to Landlord's express obligations under this Lease, the Tenant's obligations shall include all necessary repairs and replacements, structural or otherwise, ordinary as well as extraordinary, foreseen as well as unforeseen. All such repairs and replacements shall be of first class quality and sufficient for the proper maintenance and operation of the Premises. The Tenant shall keep and maintain the Premises and all sidewalks, vault space, parking areas and areas adjacent thereto, safe, secure and clean, specifically including, but not by way of limitation, snow and ice clearance, landscaping and removal of waste and refuse matter. The Tenant shall not permit anything to be done upon the Premises (and shall perform all maintenance and repairs thereto so as not) to invalidate, in whole or in part any warranties, or prevent the procurement of any insurance policies that may, at any time, be required under the provisions of this Lease. The Tenant shall not obstruct or permit the obstruction of any adjoining street or sidewalk. The Landlord shall have the right at all reasonable times and upon prior reasonable written or verbal notice, to examine the condition of the Premises and notify the Tenant of deficiencies and the Tenant shall commence to make good any deficiencies for which it is responsible within fifteen (15) days from the date of such Notice and continue to use diligent efforts to correct any such deficiencies thereafter. Without limiting the generality of the foregoing, the Landlord and Tenant shall conduct move-in and move-out inspections to determine the condition of the Premises and identify any deficiencies requiring repair. To the extent Tenant is obligated to perform capital replacements by law or by the terms of the Lease (excluding Tenant's equipment and leasehold improvements or voluntary upgrades) and Tenant actually performs such capital replacements in accordance with this Lease, Tenant may amortize those costs over their useful life in accordance with GAAP and credit 50% of the annual amortization costs against the monthly Base Rent.

Landlord shall be responsible solely for any costs to replace (but not to repair) the parking lot, the roof, structural items, and the foundation if replacement is necessary as determined by Landlord (provided that

Landlord shall be obligated to act on a commercially reasonable basis with respect to any such replacement) and not caused by Tenant's negligent or willful actions or breach of this Lease.

8.2 Heating, Ventilating and Air-Conditioning; Sprinklers

The Tenant will operate and regulate the heating, ventilating and air-conditioning equipment and sprinkler systems in accordance with building standards, as determined by the Landlord. The Tenant will comply with the stipulations and with the Rules and Regulations of the Landlord pertaining to the operation and regulation of such equipment. Notwithstanding the foregoing, Landlord and Tenant agree that (i) the heating, ventilation and air conditioning system in the Warehouse Premises is not operational and (x) Tenant is not responsible for the condition, repair, operation or maintenance of such system beyond its current condition (y) Tenant shall have no obligation to replace system and (z) Landlord shall have no liability whatsoever to Tenant or any other Person with respect to the condition or replacement of such system, and (ii) there are legacy units on the roof of the Warehouse Premises and on the roof of the Office Premises which are not functional and (x) Tenant is not responsible for the condition, repair, operation or maintenance of such system beyond its current condition (y) Tenant shall have no obligation to replace system and (z) Landlord shall have no liability whatsoever to Tenant or any other Person with respect to the condition or replacement of such system. Two (2) units in the Office Premises and two (2) in the Warehouse Premises are functional and (x) Tenant is not responsible for the condition, repair, operation or maintenance of such units beyond their current condition (y) Tenant shall have no obligation to replace such units and (z) Landlord shall have no liability whatsoever to Tenant or any other Person with respect to the condition or replacement of such units.

The Tenant shall, at its expense, assume the sole responsibility for the condition, repair, operation, maintenance and replacement of any and all additional heating, ventilating and air-conditioning equipment which is installed by the Tenant (subject to the prior written approval of the Landlord not to be unreasonably withheld, conditioned or delayed) it being agreed that neither Landlord nor Tenant has any obligation to install any new heating, ventilating and air-conditioning equipment.

8.3 Intentionally Omitted

8.4 Alterations

The Tenant and any subtenant permitted hereunder will not alter the Premises without the Landlord's prior written approval not to be unreasonably withheld, conditioned or delayed; provided, however, the Landlord's consent shall not be required for any alteration that satisfies all of the following criteria (a "**Minor Alteration**"): (i) costs less than $20,000.00 in any one instance; (ii) is not visible from outside the Premises; (iii) will not affect the systems or structure of the Premises (for the avoidance of doubt, the drilling of borings less than 2 inches into the floor or the Premises shall not be deemed to affect the structure of the Premises if part of the installation of Tenant's equipment and done in compliance with the terms of this Lease and Landlord's consent was obtained in connection therewith); and (iv) does not require a permit from the applicable governmental agency(ies). The Tenant's request for such consent shall be in writing and accompanied by an adequate description of the contemplated work, and if reasonably required by Landlord, professionally prepared working drawings, plans and specifications (the "**Drawings**") therefor. All Alterations shall be conducted as follows:

(a) in a good and workmanlike manner by contractors approved by the Landlord in advance, such approval not to be unreasonably withheld, delayed or conditioned;

(b) in accordance with: (i) Drawings approved by the Landlord prior to the commencement of any of the Alterations; (ii) the Landlord's design criteria manual for the Premises, if applicable; (iii) any conditions, regulations, procedures or rules imposed by the Landlord and in compliance with all Applicable Laws. The Landlord may elect, at Tenant's sole cost and expense with respect to Alterations which are not Minor Alterations, to retain architects, environmental consultants and engineers to review such Drawings for the purpose of approving the proposed Alterations (it being

understood that notwithstanding such approval, the Landlord shall have no responsibility with respect to the adequacy of such Drawings);

(c) it is understood and agreed that the Landlord may condition its consent in its sole discretion if any work to be performed by the Tenant may affect the roof, exterior aesthetics, structure, or the electrical, mechanical, lighting, heating (to the extent functional on the date hereof), ventilating (to the extent functional on the date hereof), air conditioning (to the extent functional on the date hereof), sprinkler, fire protection or any life-safety systems of the Premises, and any such work, if approved by the Landlord, shall be performed by contractors reasonably designated or approved by the Landlord in which case, to the extent such Alteration is not a Minor Alteration, the Tenant shall pay the Landlord's cost, as Additional Rent, plus the Landlord's five percent (5%) administration fee. Such fee shall not apply to the extent that work performed is based upon Tenant's repair and maintenance obligation in Section 8.1 above.

(d) so as not to disturb or add to the Premises or Lands any Hazardous Substances designated as such under applicable legislation. Any Alterations that may impact friable or non-friable asbestos are to be handled in accordance with the procedures under Applicable Laws and as directed by the Landlord;

(e) Intentionally Omitted;

(f) the Tenant shall be responsible for obtaining all necessary permits and licenses, including close-out documents, from governmental authorities with respect to the Alterations;

(g) the Tenant shall provide, prior to the commencement of Alterations, evidence of required workers' compensation coverage and proof of owners' and contractors' protective liability insurance coverage, with the Landlord, any property manager and any Mortgagee as required by the Landlord, to be named as additional insureds, in amounts, with insurers, and in a form reasonably satisfactory to the Landlord, which shall remain in effect during the entire period in which the Alterations will be carried out;

(h) the Tenant shall utilize licensed contractors and subcontractors for any Alteration, subject to the Landlord's approval, not to be unreasonably withheld, delayed or conditioned, prior to commencement of the Alterations;

(i) all work shall be subject to inspection by and the reasonable supervision of the Landlord (provided, that the foregoing shall not be construed to require Landlord's prior consent to a Minor Alteration);

(j) installation of flammable cabling subsequent to the Commencement Date shall be strictly prohibited under this Lease;

(k) within thirty (30) days after completion of the Alterations, the Tenant shall provide the Landlord with "as-built" plans (which shall not be required for Minor Alterations) completion affidavits, full and final waivers of liens, receipts and bills covering all labor and materials; and

(l) if the Tenant fails to observe any of the requirements of this Article, the Landlord may require that construction stop and the Tenant shall, within fifteen (15) days or such longer period as is reasonably required in the circumstances to satisfy all requirements of this Article provided the Tenant is proceeding diligently, failing which, at the Landlord's option, that the Premises be restored to their prior condition or the Landlord may do so and the Tenant shall pay the Landlord's costs, as Additional Rent, plus the Landlord's five percent (5%) administration fee.

With respect to Alterations that are not Minor Alterations, the Tenant shall pay: (A) all reasonable fees charged by the Landlord or its representatives or consultants in connection with (i) the Landlord's review of the Tenant's plans and specifications, and (ii) the Landlord's supervision of the Alterations, and (B) all costs

related to loading the Tenant's "as-built" drawings into the Landlord's plan management database (the "**Additional Charges**"). If the Tenant elects to use the Landlord's project manager or construction manager (the "**PM**") as its project manager for the Alterations, the Tenant shall pay, in addition to the Additional Charges, a coordination fee to the PM in an amount of five percent (5%) of the cost of the subject Alteration. The Tenant shall ensure that there are no liens registered or claimed with respect to any part of the Alterations.

Notwithstanding anything herein contained, no Alteration to the Premises shall be permitted which may adversely affect the condition or operation of the Premises or diminish the value thereof.

8.5 Telecommunication

The Tenant may continue to utilize its existing communications service provider; provided that the applicable services are not binding on Landlord following the expiration or earlier termination of this Lease.

If the Tenant changes its current communications service provider, it may, at its own expense, utilize a communications service provider of its choice, with the Landlord's prior written consent, which consent may not be unreasonably withheld, and provided the service provider executes the Landlord's standard form of license agreement as may be required. All telecommunication cables, wiring and conduit (collectively the "**Connecting Equipment**") installed in the Premises by the Tenant (or on the Tenant's behalf) shall be properly tagged upon installation at both ends and every ten (10) feet, including the Tenant's name and unit number and if requested by the Landlord, the Tenant shall, at its expense prior to the expiration of the Term, remove all Connecting Equipment installed by the Tenant (or on the Tenant's behalf) in the Premises. The provisions in this Lease pertaining to insurance shall apply to the Connecting Equipment, as well as the use and operation of the Connecting Equipment and all liabilities associated with the installation, use and operation of the Connecting Equipment. The Landlord may require, upon not less than five (5) Business Days prior written Notice, that the Tenant relocate all or any portion of the Connecting Equipment or telecommunication facilities installed by it. In the event the Tenant wishes to install wireless communication equipment, the Tenant shall require the prior written consent of the Landlord and shall enter into the Landlord's standard wireless communications agreement. The Tenant shall not install any communications equipment, including, without limitation, telephone equipment, servers, switches, firewalls and routers outside of the Premises. Notwithstanding the foregoing, the current communications service provider and system at the Premises as of the date hereof is hereby approved, and the foregoing requirements regarding the consent and Connecting Equipment shall apply only to the extent that new Connecting Equipment is required to be installed.

8.6 Indemnity

Except due to the gross negligence or willful actions of Landlord or Landlord's employees, contractors, agents or representatives, the Tenant covenants to indemnify the Landlord against and from all losses, costs, claims and demands in respect of any injury or damage caused by or resulting from any work under Article 8 of this Lease other than for any injury or damage caused by the gross negligence or willful misconduct of Landlord.

8.7 Removal of Leasehold Improvements and Restoration of Premises

All Leasehold Improvements shall immediately upon their placement become the Landlord's property without compensation to the Tenant. Except as otherwise agreed by the Landlord in writing and subject to the remainder of this Section 8.7, no Leasehold Improvements or trade fixtures shall be removed from the Premises by the Tenant either during or at the expiration or earlier termination of the Term except that:

(a) the Tenant may, during the Term remove its trade fixtures; and

(b) the Tenant shall, prior to the expiration of the Term or earlier termination of this Lease, at its sole cost: (i) remove all of its personal property, furniture, equipment and trade fixtures (including any

process equipment); and (ii) remove those Alterations of which the Landlord notifies the Tenant at the time of the Landlord's approval of such Alterations or upon the Landlord's receipt of written notice from the Tenant of same if Tenant was obligated to seek Landlord's consent and did not comply with such obligation and restore the Premises to the then current base building standard of the Premises, all as the Landlord shall require in writing, failing which, the Landlord may, at its option, remove the same at the Tenant's expense plus the Landlord's five percent (5%) administration fee.

The Tenant shall at its own expense repair any damage caused to the Premises by the Leasehold Improvements (and the removal thereof), trade fixtures or wiring, cables and related devices and equipment and/or such removal and restoration and shall leave the Premises in a clean, broom swept condition, free of all rubbish and debris. If the Tenant does not remove its trade fixtures, or wiring, cables and related equipment prior to the expiration or earlier termination of the Term, such trade fixtures or wiring, cables and related devices and equipment shall, at the option of the Landlord, be deemed abandoned and become the property of the Landlord and may be removed from the Premises and sold or disposed of by the Landlord in such manner as it deems advisable and the Tenant shall pay to the Landlord on demand all costs incurred by the Landlord in connection therewith, plus the Landlord's five percent (5%) administration fee. If the Tenant fails to complete any work referred to in this Section 8.7 within the period specified, the Tenant shall pay compensation to the Landlord for damages suffered by the Landlord for loss of use of the Premises, which damages shall not be less than one hundred fifty percent (150%) of the per diem Rent payable during the last month preceding the expiration or earlier termination of the Term. At the expiration or earlier termination of this Lease, the Tenant will also deliver all keys and security cards for the Premises to the Landlord.

8.8 Signs and Advertising

(a) The Tenant and any subtenant permitted hereunder may, at its sole expense, erect and maintain identification signage on the exterior of the Premises of a type and in a location approved in writing by the Landlord not to be unreasonably withheld, delayed or conditioned but subject to compliance with all governmental authorities. Any such sign shall remain the property of the Tenant and shall be maintained by the Tenant at its sole cost and expense, and the Tenant shall pay for any electricity consumed by such sign. Tenant shall be solely responsible for the payment of any utility fees associated with signage at the Premises. At the expiration or earlier termination of this Lease, the Tenant will remove any such sign from the Premises at its sole expense and will promptly repair all damage caused by its installation or removal. All costs of design, manufacture, installation, maintenance, repair, replacement, insurance and removal, and all costs of obtaining approvals and satisfying requirements of all authorities having jurisdiction, of all Tenant signage shall be solely borne by the Tenant and payable as Additional Rent.

(b) Landlord approves the signage installed at the Premises on the date hereof.

(c) If the Landlord, acting reasonably, objects to any sign, picture, advertisement, notice, lettering or decoration which may be affixed or displayed in any part of the interior of the Premises and which is visible from the exterior thereof, the Tenant shall forthwith remove or replace same at the Tenant's expense and repair any damage caused by its installation or removal, failing which, the Landlord may, after five (5) Business Days' prior written notice to Tenant, remove and repair any damage, at the Tenant's expense, payable as Additional Rent, plus the Landlord's five percent (5%) administration fee. If any sign, advertisement or notice shall be inscribed, painted or affixed by the Tenant on or to any part of the Premises or Lands whatsoever, then the Landlord shall be at liberty to remove any such sign, advertisement or notice, at the Tenant's sole expense, payable as Additional Rent, plus the Landlord's five percent (5%) administration fee.

(d) The Tenant's insurance and indemnification requirements under this Lease shall apply to and include all Tenant signage located within or upon the Premises.

(e) Publication or use by the Landlord, or its representatives, of any photograph, print, video or film of the Premises or Lands, for advertising or promotion of same, and which show the Tenant's trade names, trademarks, logos or other identifying marks (the "**Marks**"), shall be deemed not to infringe on the Tenant's rights in respect of such Marks, and shall not require the Tenant's consent to use of the Marks nor entitle the Tenant to any compensation therefor.

ARTICLE 9 - CONTROL BY LANDLORD

9.1 Intentionally Omitted

9.2 Control by the Landlord

Despite anything to the contrary in this Lease, the Landlord shall not be in breach of its covenant for quiet enjoyment or liable for any loss, costs or damages, whether direct or indirect, incurred by the Tenant and the Tenant shall not be entitled to a Rent reduction as a result of the Landlord's exercise of its rights under Section 9.3.

9.3 Access by Landlord

The Tenant shall permit the Landlord, its agents and others authorized by it, to enter the Premises to inspect, to provide services or to make repairs, replacements, changes or alterations as set out in this Lease, to take such steps as the Landlord may reasonably deem necessary for the safety, improvement, alteration or preservation of the Premises and to show the Premises to Mortgagees, prospective Mortgagees, purchasers and prospective purchasers and, during the last twelve (12) months of the Term, to prospective tenants. The Landlord shall give reasonable advance written Notice to the Tenant prior to such entry (other than in the case of an emergency when no Notice is required), but no such entry shall constitute a re-entry by the Landlord or an eviction or entitle the Tenant to any abatement of Rent. In the exercise of its rights under this Section 9.3, the Landlord shall use commercially reasonable efforts to minimize interference with the business operations of the Tenant in the Premises.

9.4 Notices for Sale or to Lease

The Landlord shall have the right during the Term of this Lease to place upon the Premises a notice stating that the Premises is for sale and shall, within twelve (12) months prior to the expiration of the Term, have the right to place upon the Premises a notice stating that the Premises are for lease, and the Tenant shall not remove such notice or permit the same to be removed.

9.5 Intentionally Omitted

ARTICLE 10 - DAMAGE AND DESTRUCTION AND CONDEMNATION

10.1 Damage to Premises

If all or any part of the Premises is rendered untenantable or completely inaccessible by damage from fire or other casualty (collectively, the "**Damage**") in connection with which the Landlord is insured in relation to the Premises, then:

(a) if in the reasonable opinion of the Expert, the Damage can be substantially repaired within one hundred thirty five (135) days from the date of such casualty (employing normal construction methods without overtime or other premium), the Landlord shall forthwith repair such Damage to the extent of the Landlord's obligations under this Lease but excluding Damage to Leasehold Improvements and any other property that is not the responsibility of or is not owned by the Landlord which shall be the responsibility of the Tenant to repair; or

(b) if in the reasonable opinion of the Expert, the Damage cannot be substantially repaired within one hundred thirty five (135) days from the date of such casualty (employing normal construction methods without overtime or other premium), then the Landlord or Tenant may elect to terminate this Lease as of the date of such casualty by written Notice delivered to the Tenant not more than twenty (20) days after receipt of the Expert's opinion, failing which the Landlord shall forthwith repair such Damage as set out in Section 10.1(a); and

(c) (i) If in the reasonable opinion of the Expert, the Damage can be substantially repaired within one hundred thirty five (135) days from the date of such casualty and the Landlord fails to complete repairs to the Premises within one hundred fifty five (155) days from the date of the Damage, then the Tenant shall have the right to terminate this Lease by giving Landlord written notice given not later than thirty (30) days after the expiration of such one hundred fifty five (155) day period; provided, however, if the Landlord completes such repairs prior to the expiration of the thirty (30) day notice period, Tenant's right to terminate shall be null and void.

(ii) If in the reasonable opinion of the Expert, the Damage cannot be substantially repaired within one hundred thirty five (135) days from the date of such casualty and Tenant elects not to terminate the Lease pursuant to (b) above, then the Tenant shall have the right to terminate this Lease if the Landlord fails to complete repairs to the Premises within an aggregate time period with a number of days equal to the product of (x) the number of days the Expert estimates will take to complete the restoration multiplied by (y) one hundred twenty percent (120%) (the "**Restoration Period**"), and if Landlord fails to complete repairs to the Premises within the Restoration Period, then the Tenant shall have the right to terminate this Lease by giving Landlord written notice given not later than thirty (30) days after the expiration of the Restoration Period; provided, however, if the Landlord completes such repairs prior to the expiration of the thirty (30) day notice period, Tenant's right to terminate shall be null and void.

Notwithstanding anything to the contrary herein, Tenant waives the right to make repairs at Landlord's expense under any law, statute or ordinance now or hereinafter in effect.

10.2 Abatement

If the Landlord is required to repair Damage to the Premises under Section 10.1, the Rent payable by the Tenant shall be proportionately reduced to the extent that the Premises are rendered untenantable or inaccessible, from the date of the casualty until substantial completion by the Landlord of its repairs as described in 10.1 above. The Tenant shall effect its own repairs as soon as possible after completion of the Landlord's repairs. Furthermore, notwithstanding anything to the contrary set forth herein, there shall be no abatement or reduction of Rent where the Landlord's repairs to the Premises take less than ten (10) days to complete after the Damage occurs.

10.3 Termination Rights

Notwithstanding anything else contained in this Lease, if: (a) the Premises is partially destroyed or damaged so as to affect twenty-five percent (25%) or more of the Rentable Area of the Premises; or (b) in the reasonable opinion of the Expert, the Premises is unsafe or access or services are affected and, in either case, cannot be substantially repaired under Applicable Laws within one hundred thirty five (135) days from the date of such Damage (employing normal construction methods without overtime or other premium); or (c) the proceeds of insurance are substantially insufficient to pay for the costs of repair or rebuilding or are not payable to or received by the Landlord; or (d) Damage or destruction is caused by an occurrence against which the Landlord is not insured or beyond the extent to which the Landlord is required to insure under this Lease; or (e) any Mortgagee(s) or other Person entitled to the insurance proceeds shall not consent to the repair and rebuilding, then the Landlord may terminate this Lease by giving to the Tenant written Notice of such termination within sixty (60) days of the Damage or destruction, in which event the Term shall cease and be at an end as of the date of such Damage or destruction and the Rent and all other payments for which the Tenant is liable under the provisions of this Lease shall be apportioned and paid in full to the date of termination (subject to any abatement under Section 10.2).

10.4 Landlord's Rights on Rebuilding

In the event of Damage to the Premises and if this Lease is not terminated in accordance with Sections 10.1 or 10.3, the Landlord shall forthwith repair any damage to the Premises, but only to the extent of the Landlord's obligations under the provisions of this Lease. In repairing or rebuilding the Premises or the Premises the Landlord may use drawings, designs, plans and specifications other than those used in the original construction and may alter or relocate the Premises on the Lands and may alter or relocate the Premises, provided that the Premises as repaired or rebuilt is of a similar standard and the Premises as altered or relocated shall be of approximately the same size as the Premises and Tenant may use the Premises for the Permitted Use.

10.5 Condemnation

If the whole of the Premises shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose or if the Landlord shall grant a deed or other instrument in lieu of such taking of the whole of the Premises by eminent domain or condemnation, this Lease shall terminate effective as of the date possession is required to be surrendered to the authority. In the event of (i) a partial taking which has a material impact on the ingress and egress to the Premises or on Tenant's parking rights or (ii) a taking or condemnation of any property or street adjacent to the Premises which has a material impact on the ingress and egress to the Premises or on Tenant's parking rights, and in the case of (i) or (ii) Landlord reasonably determines in good faith that the taking will have a permanent, material, adverse effect on Tenant's operations at the Premises, Landlord or Tenant may, at any time either prior to or within sixty (60) days after the date the condemning authority takes possession of the applicable portion of the Premises, elect to terminate this Lease by delivering a written termination notice to the other party. The Tenant shall not because of such taking assert any claim against the Landlord or the authority for any compensation because of such taking and the Landlord shall be entitled to the entire award or payment in connection therewith, except that the Tenant shall have the right to file any separate claim available to the Tenant for any taking of the Tenant's removable property and for moving expenses, so long as such claims (a) do not diminish the award available to the Landlord, and (b) are payable separately to the Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Notwithstanding anything to the contrary contained in this Section 10.5, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. The Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 11 - ASSIGNMENT, SUBLETTING AND OTHER TRANSFERS

11.1 Transfers

The Tenant shall not enter into, consent to, or permit any Transfer without the prior written consent of the Landlord, which consent shall not be unreasonably withheld, delayed or conditioned but shall be subject to the Landlord's rights under Section 11.2. The Tenant shall pay to the Landlord its costs incurred (including, without limitation, reasonable legal fees and disbursements) in respect of the proposed Transfer, not to exceed $1,500 per proposed Transfer review. Notwithstanding the previous sentence, Tenant shall not be obligated to reimburse Landlord for any costs relating to (a) the sublease of space in the Office Premises to Unifoil RE if such space is sublet pursuant to the agreed upon sublease or (ii) the sublease relates to subtenant as of the Commencement Date and (b) the sub-sublease of space in the Office Premises if (i) such space is sub-sublet pursuant to the agreed upon sub-sublease or (ii) the sub-sublease relates to sub-subtenants as of the Commencement Date. Notwithstanding any statutory provision to the contrary, it shall not be considered unreasonable for the Landlord to withhold its consent if, without limiting any other factors or circumstances which the Landlord may reasonably take into account:

(a) an Event of Default hereunder has occurred and is continuing;

(b) the proposed Transfer is contrary to any covenants or restrictions granted by the Landlord to the Mortgagee or any other parties;

(c) in the Landlord's reasonable opinion:

(i) either the financial background or the business history of the proposed Transferee is not satisfactory;

(ii) the Transferee is not a party of financial worth or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

(iii) the nature or character of the proposed business of the proposed Transferee is such that it might would be reasonably expected to harm the Landlord's business or reputation or reflect unfavorably on the Premises, the Landlord, or is unethical, immoral or illegal;

(iv) the Transferee does not intend to operate the Premises pursuant to the provisions of Section 5.1 hereof or the Transferee's proposed use of the Premises presents an unacceptable risk of contamination of the Lands or Premises by Hazardous Substances; or

(v) Intentionally Omitted;

(d) Intentionally Omitted;

(e) the base rent and additional rent payable by the Transferee is less than the Base Rent and Additional Rent payable by the Tenant hereunder as at the effective date of the Transfer; or

(f) the proposed Transfer is to: (i) a government, quasi-government or public agency, service or office; or (ii) a call center, school or telecommunications center (other than with respect to telemarketing services); or (iii) the Landlord does not receive sufficient information from the Tenant or the Transferee to enable it to reasonably make a determination concerning the matters set out above.

(g) Landlord hereby consents to and approves of (i) the sublease of the Office Premises to Unifoil RE; and (ii) the existing sub-subleases identified on Exhibit "E" annexed hereto, as the same exist on the date hereof, and, notwithstanding anything to the contrary Tenant shall have the right to enter into, and Unifoil RE shall have the right to enter into new proposed sub-subleases of the Office Premises only without the prior consent of Landlord so long as such sublease or sub-sublease, as applicable, is (i) prepared on Tenant's standard form of office sublease (or sub-sublease) for the Premises, which shall have been approved by Landlord in its reasonable discretion, (ii) is negotiated on an arms-length basis with an unrelated third party (other than the sublease to Unifoil RE), (iii) is subject and subordinate to this Lease, (iv) the term of such sublease or sub-sublease (taking into account all extension options) does not extend beyond the initial Term of this Lease, and (v) does not include any purchase option or similar right with respect to all or any portion of the Premises or Lands or right of first offer or first refusal to purchase all or any portion of the Premises or Lands. Notwithstanding the foregoing, in connection with the closing under the Purchase Agreement, Landlord has assumed the obligations of the "lessor" under the Verizon Lease (as defined in the Purchase Agreement). At Tenant's written request, Landlord will use commercially reasonable efforts to collect rent from Verizon (as defined in the Purchase Agreement), provided that Landlord will not be obligated to commence litigation or terminate the Verizon Lease. If and to the extent that Landlord shall actually collect any rent directly from Verizon and Tenant is not then in default under this Lease, Landlord shall promptly remit to Tenant the amount of rent so collected, less Landlord's reasonable and actual costs of collection.

Any consent by the Landlord to a Transfer shall not constitute a waiver of the necessity for such consent to any subsequent Transfer.

11.2 Landlord's Right to Terminate

If the Tenant intends to effect a Transfer other than as set forth in Section 11.1(g), the Tenant shall give prior written Notice to the Landlord of such intent specifying the identity of the Transferee, the type of Transfer contemplated, the part of the Premises affected and the financial and other terms of the Transfer, and shall provide such financial, business or other information relating to the proposed Transferee and its principals as the Landlord or any Mortgagee reasonably requires, together with copies of all documents which record the particulars of the proposed Transfer. The Landlord shall, within thirty (30) days after having received such Notice and all requested information, notify the Tenant in writing either that:

(a) it consents or does not consent to the Transfer in accordance with the provisions of this Lease; or

(b) in the event the proposed Transfer is for the entirety of the Premises, it elects to terminate this Lease.

If the Landlord elects to terminate this Lease under (b) above, it shall stipulate in its Notice the termination date of this Lease, which date shall be the date of possession contemplated under the proposed Transfer (provided that if such date is less than sixty (60) days following the giving of Notice of such election, the Landlord may elect to have the termination date sixty (60) days following the giving of Notice). If the Landlord elects to terminate this Lease, the Tenant may notify the Landlord within ten (10) days following receipt of such Notice of the Tenant's intention to refrain from such Transfer and, if the Tenant provides such written Notice within such time period, then the Landlord's election to terminate this Lease shall become void. If the Tenant fails to deliver such Notice within such time period, then this Lease shall be terminated on the date of termination stipulated by the Landlord in its Notice of election to terminate.

11.3 Conditions of Transfer

The following terms and conditions apply in respect of a Transfer:

(a) the Tenant and the Transferee shall execute, prior to the Transfer being made, an agreement with the Landlord in the Landlord's form including the Transferee's covenant to be bound by all of the provisions of this Lease;

(b) notwithstanding any Transfer, the Tenant shall remain liable under this Lease and shall not be released from performing any of the provisions of this Lease. The Tenant's liability shall continue notwithstanding any amendment of this Lease throughout the Term and any exercise of any renewal or extension of the Term provided for herein and notwithstanding that the Landlord may collect Rent from the Transferee;

(c) if the Base Rent and Additional Rent (net of reasonable out-of-pocket costs for commissions, for cash allowances and for Alterations required by and made for the Transferee by the Tenant; amortized on a straight line basis over the term of the Transfer) to be paid by the Transferee under such Transfer exceeds the Base Rent and Additional Rent payable by the Tenant hereunder, the amount of such excess shall be paid by the Tenant to the Landlord. If the Tenant receives from any Transferee, either directly or indirectly, any consideration other than base rent or additional rent for such Transfer, either in the form of cash, goods or services, the Tenant shall immediately pay to the Landlord an amount equivalent to such consideration; and

(d) that all the subtenant's right and interest in and to the Premises absolutely terminates upon the termination, surrender, release, disclaimer or merger of this Lease notwithstanding any contrary statutory right or rule of law.

11.4 Corporate Records

Upon the Landlord's request, the Tenant shall: (a) deliver a certificate by one of its senior officers setting forth the details of its corporate and capital structure; and (b) make available to the Landlord or its representatives all of its corporate or partnership records, as the case may be, for inspection at all reasonable times, in order to ascertain whether any Change of Control has occurred.

11.5 No Advertising

The Tenant shall not advertise that the whole or any part of the Premises are available for a Transfer and shall not permit any broker or other Person to do so unless the text and format of such advertisement is approved in writing by the Landlord such approval not to be unreasonably withheld, delayed or conditioned. Such advertisement may contain the rental rate of the Premises.

11.6 Sales or Dispositions by Landlord

The Landlord shall have the unrestricted right to sell, transfer, lease, license, charge or otherwise dispose of all or any part of its interest in the Premises or the Lands or any interest of the Landlord in this Lease. In the event of any sale, transfer, lease or other disposition of the Premises, the Lands or this Lease, the Landlord shall thereupon, and without further agreement, be released of all liability under this Lease arising from and after such disposition. If required by the Landlord in connection with any sale, transfer, charge or other disposition the Tenant shall, within five (5) Business Days of request, provide to the Landlord, prospective purchasers and Mortgagees and their respective agents and consultants, access to the current financial statements of the Tenant; provided, however, that Tenant shall only be obligated to deliver the financial statements prepared in the ordinary course of its or such subtenant's business. The Landlord (and any such prospective purchaser or lender) shall maintain the confidentiality of any such financial statements delivered by the Tenant to the Landlord; provided, however, Landlord may disclose such financial statements to Landlord's employees, agents, successors, assigns, accountants, attorneys, and financial advisors involved in the prospective sale or loan transaction and the prospective purchaser or lender may disclose such financial statements only to their respective employees, agents, successors, assigns, investors, accountants, attorneys and financial advisors involved in the respective transaction.

11.7 Permitted Transfers.

Notwithstanding anything to the contrary contained in this Article 11, any sublease or assignment to a Tenant Affiliate or Permitted Transferee (each terms as hereinafter defined) will not require Landlord's consent and will not be subject to Section 11.2, but all other provisions of this Article 11 will apply to such sublease or assignment. Tenant shall furnish Landlord with a copy of such sublease or assignment within five (5) Business Days after execution thereof. "**Tenant Affiliate**" means any corporation or other entity controlled by, under common control with or which controls the Tenant or in which Tenant directly or indirectly, has a fifty percent (50%) or greater voting or ownership interest; such corporation or entity must have a net worth (as verified by Landlord by reasonably detailed financial statements provided by Tenant) not less than the greater of (x) that of Tenant as of the Effective Date or (y) that of Tenant as of the date immediately prior to the sublease or assignment. A "**Permitted Transferee**" means an existing equity owner in Tenant or an entity with which Tenant has merged or consolidated with or into, or an entity which has acquired all or substantially all of the assets of Tenant, provided (i) such merger, consolidation, or acquisition is not principally for the purpose of transferring Tenant's interest in this Lease, (ii) after such merger, consolidation, or acquisition, the surviving or acquiring entity must have a net worth (as verified by Landlord by reasonably detailed financial statements provided by Tenant) not less than the greater of (x) that of Tenant as of the Effective Date or (y) that of Tenant as of the date immediately prior to the sublease or assignment, (iii) such entity assumes all of the obligations under the Lease and (iv) the intended use of the Premises after such transaction is a permitted use under section 5.1 of this Lease.

ARTICLE 12 - ATTORNMENT, SUBORDINATION AND ESTOPPEL CERTIFICATE

12.1 Subordination and Attornment

Subject to Tenant's receipt of an institutional lender's standard form of subordination and non-disturbance agreement, this Lease and the rights of the Tenant in this Lease will be subordinate to every existing and future mortgage, charge, trust deed, financing, refinancing or collateral financing against the Premises and any renewals or extensions of or advances under them (collectively "**Encumbrances**"). The Tenant will, on request, attorn to and recognize as landlord the holder of any such Encumbrances or any transferee or disposee of the Premises or of an ownership or equity interest in the Premises. The Tenant will, within ten (10) days after the request, sign and deliver any reasonably requested subordination or attornment document. Landlord agrees that it shall use commercially reasonable efforts to obtain, at Tenant's expense, a so-called "subordination and non-disturbance agreement" ("**SNDA**") in favor of Tenant from the holder of any superior Encumbrances on such holder's standard form. The obligation to use commercially reasonable efforts shall not be interpreted to require Landlord to enter into any agreement or undertaking to pay or otherwise confer anything of value to or for the benefit of any third party (including, without limitation from any such holder), to guaranty any obligation or to otherwise modify any of its obligations under any Encumbrances. Landlord's failure or inability to obtain or deliver to Tenant an SNDA (despite using such commercially reasonable efforts) shall not be a default by Landlord, shall not be a condition to the effectiveness of this Lease and shall not entitle Tenant to exercise any rights or remedies whatsoever.

12.2 Estoppel Certificate

Within ten (10) business days after a request by the Landlord, the Tenant will sign and deliver to the Landlord or to any Person with or proposing to take an interest in all or part of the Premises a certificate stating that this Lease is in full force and effect (or describing in reasonable detail the particulars if not the case), any modification to this Lease, the commencement and expiration dates of this Lease, the date to which Rent has been paid, the amount of any Pre-Paid Rent or Security Deposit, whether there is any existing default and the particulars thereof and any other information reasonably required by the Landlord or the Person requesting the certificate.

12.3 Attorney-in-Fact

The Tenant will execute and deliver whatever instruments and certificates are requested pursuant to Sections 12.1 and 12.2. If the Tenant has not executed whatever instruments and certificates it is required to execute within five (5) business days after the expiration of the ten (10) business day period, he Tenant irrevocably appoints the Landlord as the Tenant's attorney in-fact with full power and authority to execute and deliver in the name of the Tenant, any of those instruments or certificates or, the Landlord, may, at its option, avail itself of all remedies under Article 13 without the requirement to provide further Notice and without incurring any liability.

12.4 Post-Closing Obligations

(a) Within thirty (30) days after the date hereof, Tenant shall cause each of (i) Advanced Integrated Solutions, Inc., (ii) Berge Abajian, (iii) Beyband International Inc and (iv) NJ on Air to agree to replace Section 12.1 of each of its respective sub-subleases identified on Exhibit "E" with the following provision, and Tenant shall deliver fully executed copies of such new sub-subleases to Landlord within (30) days after the date hereof:

> "This Lease and the rights of the Tenant in this Lease will be subordinate to every existing and future mortgage, charge, trust deed, financing, refinancing or collateral financing against the Property/Premises and any renewals or extensions of or advances under them and both the sublease between Unifoil Corporation and Unifoil Real Estate Partners LLC and the lease between Unifoil Corporation and the owner of the Property/Premises. The Tenant will, on request, attorn to and recognize as landlord the holder of any such Encumbrances or any transferee or disposee of the Premises or of an ownership or equity interest in the

Premises. The Tenant will, within ten (10) days after the request, sign and deliver any reasonably requested subordination or attornment document. Upon the execution of both the Unifoil Lease and the sublease between Unifoil Corporation and Landlord, the Tenant will, within ten (10) days after the request, sign and deliver any requested subordination document."

(b) Within thirty (30) days after the date hereof, Tenant shall cause each of (i) Rasik Products Pvt. Ltd. and (ii) Ned Stevens Gutter Cleaning to either enter into (A) a new sub-sublease with Unifoil RE in the same form and substance as the sub-subleases described in Section 12.4(a) above, or (B) a subordination agreement which subordinates such sub-subtenant's interest in the Premises to this Lease and every existing and future mortgage, charge, trust deed, financing, refinancing or collateral financing against the Premises, and Tenant shall deliver fully executed copies of the same to Landlord within thirty (30) days after the date hereof. Notwithstanding the foregoing, Tenant shall not be required to deliver to Landlord the documents described in subsections (A) or (B) of this Section 12.4(b) (as they relate to Rasik Products Pvt. Ltd. only) in the event that certain Lease Agreement, dated as of November 1, 2018, by and between Unifoil RE and Rasik Products Pvt. Ltd. is terminated within thirty (30) days after the date hereof.

(c) Within thirty (30) days after the date hereof, Tenant shall cause M & G Diamonds LLC to either enter into (i) a sub-sublease with Unifoil RE in the same form and substance as the sub-subleases described in Section 12.4(a) above, or (ii) a subordination agreement which subordinates M & G Diamonds LLC's interest in the Premises to this Lease and every existing and future mortgage, charge, trust deed, financing, refinancing or collateral financing against the Premises, and Tenant shall deliver fully executed copies of the same to Landlord within thirty (30) days after the date hereof. Notwithstanding the foregoing, Tenant shall not be required to deliver to Landlord the documents described in subsections (i) or (ii) of this Section 12.4(c) in the event that M & G Diamonds LLC ceases to occupy the Premises within thirty (30) days after the date hereof, whether in accordance with an unwritten lease agreement or otherwise.

ARTICLE 13 - DEFAULT

13.1 Event of Default

An "**Event of Default**": means if and whenever:

(a) any Rent is not paid within seven (7) Business Days after the due date;

(b) any of the Tenant's obligations under this Lease is breached (other than a breach specified in Sections 13.1(a) and 13.1(c)), and:

(i) the breach is not remedied within thirty (30) days after written Notice from the Landlord to the Tenant specifying particulars of the breach (or such shorter period as may be expressly provided in this Lease or Applicable Law), or

(ii) if thirty (30) days is not a reasonable time to remedy the breach, the Tenant has not commenced diligently to remedy the breach within thirty (30) days after the written Notice or is not proceeding diligently to remedy the breach within a reasonable time.

(c) any of the following events occurs:

(i) the Tenant or an Affiliate of Tenant who is a subtenant of the Warehouse Premises becomes insolvent or voluntarily avails itself of the benefit of any statute respecting insolvency or bankruptcy or makes any proposal, assignment or arrangement with its creditors

(ii) if a petition or case shall be filed against Tenant or an Affiliate of Tenant who is a subtenant of the Warehouse Premises under any provisions of Applicable Laws relating to any statute respecting insolvency or bankruptcy, or if a receiver of Tenant or Tenant's property shall be appointed, which appointment and/or petition or case is not vacated or stayed within ninety (90) days;

(iii) a receiver or manager is appointed for all or any part of the property of Tenant or an Affiliate of Tenant who is a subtenant of the Warehouse Premises or any of the Tenant's or such subtenant's assets are taken or seized under a writ of execution, assignment, charge or other security instrument;

(iv) steps are taken for the dissolution, winding up or other termination of the Tenant's existence or for the liquidation of their respective assets;

(v) except as provided in Article 11 of this Lease, the Tenant makes a bulk sale of assets regardless of where they are situated or moves or commences, attempts or threatens to move its goods, chattels and equipment out of the Premises (other than in the normal course of its business);

(vi) the Warehouse Premises are vacant or unoccupied for forty five (45) consecutive days or the Tenant allows the Warehouse Premises to be abandoned by a subtenant; or

(vii) the Tenant effects a Transfer that is not permitted under this Lease.

(viii) if ISRA Clearance (as defined in the Purchase Agreement) was not obtained on or before the date hereof, the failure to obtain such ISRA Clearance within the time period required by ISRA (taking into account permitted extensions thereunder).

13.2 Remedies

If and whenever an Event of Default occurs, the Landlord shall have the following rights and remedies, exercisable immediately and without further Notice and at any time while the Event of Default continues:

(a) to terminate this Lease and re-enter the Premises. The Landlord may remove all Persons and property from the Premises and store such property at the expense and risk of the Tenant or sell or dispose of such property in such manner as the Landlord sees fit without Notice to the Tenant. Notwithstanding any termination of this Lease, the Landlord shall be entitled to receive Rent and all Sales Tax up to the time of termination plus accelerated Rent as provided in this Lease and damages including, without limitation: (i) damages for the loss of Rent suffered by reason of this Lease having been prematurely terminated; (ii) costs of reclaiming, repairing and re-leasing the Premises; and (iii) legal fees and costs and expenses;

(b) to enter the Premises as agent of the Tenant and to relet the Premises for whatever length of time and on such terms as the Landlord in its discretion may determine including, without limitation, the right to: (i) take possession of any property of the Tenant on the Premises; (ii) store such property at the expense and risk of the Tenant; (iii) sell or otherwise dispose of such property in such manner as the Landlord sees fit; and (iv) make alterations to the Premises to facilitate the reletting. The Landlord shall receive the rent and proceeds of sale as agent of the Tenant and shall apply the proceeds of any such sale or reletting first, to the payment of any expenses incurred by the Landlord with respect to any such reletting or sale, second, to the payment of any indebtedness of the Tenant to the Landlord other than Rent and third, to the payment of Rent in arrears, with the residue to be held by the Landlord and applied to payment of future Rent as it becomes due and payable. The Tenant shall remain liable for any deficiency to the Landlord;

(c) to remedy or attempt to remedy the Event of Default for the account of the Tenant and to enter upon the Premises for such purposes. Other than for Landlord's gross negligence or willful actions or the gross negligence or willful misconduct of Landlord's employees, contractors, agents or representatives, Landlord shall not be liable to the Tenant for any loss, injury or damages caused by acts of the Landlord in remedying or attempting to remedy the Event of Default. The Tenant shall pay to the Landlord, on demand, all expenses incurred by the Landlord in remedying the Event of Default, together with the Landlord's five percent (5%) administration fee and interest at the Stipulated Rate from the date such expense was incurred by the Landlord;

(d) to recover from the Tenant all actual damages, costs and expenses incurred by the Landlord as a result of the Event of Default including any deficiency between those amounts which would have been payable by the Tenant for the portion of the Term following such termination and the net amounts actually received by the Landlord during such period of time with respect to the Premises;

(e) to recover from the Tenant the full amount of the current month's Rent together with the next three (3) months' installments of Rent, which shall immediately become due and payable as accelerated rent;

(f) to withhold or suspend payment of sums the Landlord would otherwise be obligated to pay to the Tenant under this Lease or any other agreement;

(g) to require all future payments to be made by cashier's check, money order or wire transfer after the first time any check is returned for insufficient funds, or the second time any sum due hereunder is more than ten (10) Business Days late; and

(h) to apply any Security Deposit as permitted under this Lease.

(i) the Landlord may exercise all of its remedies as may be permitted by law including without limitation, terminating this Lease, re-entering the Premises and removing all persons and property therefrom, which property may be stored by the Landlord at a warehouse or elsewhere at the risk, expense and for the account of the Tenant. If the Landlord elects to terminate this Lease or terminate the Tenant's right to possession of the Premises, the Landlord shall be entitled to recover from the Tenant the aggregate of all amounts permitted by law, including but not limited to (i) the worth at the time of award of the amount of any unpaid Rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that the Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate the Landlord for all the detriment proximately caused by the Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, tenant improvement expenses, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and (v) at the Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. As used in items (i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest of the greater of 18%, or the maximum amount of such interest permitted by law. As used in item (iii), above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

The Tenant agrees that no Notice of an Event of Default or of a breach of any covenant or condition in this Lease will be considered void or ineffective as a result of a minor or technical inaccuracy or error.

13.3 Remedies Generally

Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises or the Landlord's exercise of any other remedy either as provided herein or otherwise, shall not relieve the Tenant of its liabilities and obligations under this Lease, including, without limitation, the Tenant's liability for the payment of Rent or any other damages the Landlord may incur by reason of the Tenant's breach. In addition, the Tenant shall not be relieved of its liabilities under this Lease or be entitled to any damages hereunder based upon minor or immaterial errors in the exercise of the Landlord's remedies. The remedies under this Lease are cumulative and may be exercised independently or in combination with others. No remedy is exclusive or dependent on any other remedy. The specifying or use of a remedy under this Lease does not limit rights to use other remedies available to the Landlord generally at law or in equity.

13.4 Mitigation of Damages

Upon termination of the Tenant's right to possess the Premises, the Landlord shall, only to the extent required by law, use objectively reasonable efforts to mitigate damages by reletting the Premises. The Landlord shall not be deemed to have failed to do so if the Landlord refuses to lease the Premises to a prospective new tenant with respect to whom the Landlord would be entitled to withhold its consent pursuant to Section 11.1, or who (a) is an affiliate, parent or subsidiary of the Tenant; (b) is not acceptable to any Mortgagee of the Landlord; (c) requires improvements to the Premises to be made at the Landlord's expense; or (d) is unwilling to accept lease terms then proposed in good faith by the Landlord, including: (i) leasing for a shorter or longer term than remains under this Lease; (ii) re-configuring or combining the Premises with other space, (iii) taking all or only a part of the Premises; and/or (iv) changing the use of the Premises. Notwithstanding the Landlord's duty to mitigate its damages as provided herein, the Landlord shall not be obligated (1) to give any priority to reletting the Tenant's space in connection with its leasing of space in the Premises or any complex of which the Premises is a part, or (2) to accept below market rental rates for the Premises or any rate that would negatively impact the market rates for the Premises. To the extent that the Landlord is required by Applicable Laws to mitigate damages, the Tenant must plead and prove by clear and convincing evidence that the Landlord failed to so mitigate in accordance with the provisions of this Section 13.4, and that such failure resulted in an avoidable and quantifiable detriment to the Tenant.

13.5 Tenant's Personal Collateral

Notwithstanding anything to the contrary in this Lease, Tenant and any subtenant shall have the right to (a) pledge and lien its interest in its removable trade fixtures and personal property which are not permanently affixed to the realty (collectively, "**Tenant's Personal Collateral**"), provided, however, that in no event shall any encumbrance create or give rise to a lien of any nature which affects (or after the passage of time or occurrence of any event may affect) the Building or any part thereof or the Premises, and (b) file (or consent to the filing of) a UCC statement with respect to Tenant's Personal Collateral in connection with any loan granted to Tenant or a subtenant and (c) provide such creditor with a first lien position and access to the Tenant's Personal Collateral.

ARTICLE 14 – INSURANCE AND INDEMNITY

14.1 Tenant's Insurance

(a) The Tenant shall, throughout the period that the Tenant is given possession of the Premises and during the entire Term, at its sole cost and expense, take out and keep in full force and effect, the following insurance:

(i) all-risk property insurance (including but not limited to sprinkler leakage, flood, earthquake and collapse coverage) in an amount equal to the full replacement cost thereof upon property of every description and kind owned by the Tenant or for which the Tenant is liable, or installed by or on behalf of the Tenant and which is located within the Premises or Lands including, without limitation, Leasehold Improvements, tenant's fixtures, the Tenant's inventory, furniture and personal property provided that if there is a dispute as to

the amount which comprises full replacement cost, the decision of the Landlord or any Mortgagee shall be conclusive;

(ii) business interruption insurance in such amount as will reimburse the Tenant for direct or indirect loss of earnings attributable to all perils insured against in Sections 14.1(a)(i) and 14.1(a)(iv) and other perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or the Lands as a result of such perils;

(iii) commercial general liability insurance, including property damage and bodily injury and personal injury liability, tenant's legal liability, non-owned automobile liability, contractual liability, employers' liability and owners' and contractors' protective insurance coverage with respect to the Premises and the Tenant's use of the Lands, coverage to include the activities and operations conducted by the Tenant and any other person on the Premises, and by the Tenant and any other person performing work on behalf of the Tenant and those for whom the Tenant is in law responsible in any other part of the Lands, Premises. Such policies shall be written on a comprehensive basis with inclusive limits of not less than Five Million Dollars ($5,000,000) per occurrence for bodily injury to any one or more persons, or property damage, and such higher limits as the Landlord, acting reasonably, or its Mortgagee requires from time to time, and shall contain a severability of interests clause and a cross-liability clause;

(iv) if applicable, broad form comprehensive boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in an amount not less than the full replacement cost of all Leasehold Improvements and of all boilers, pressure vessels, air-conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant or by others (other than the Landlord) on behalf of the Tenant in or serving the Premises;

(v) if applicable, standard owner's form automobile policy providing third party liability insurance with Two Million Dollars ($2,000,000) inclusive limits, and accident benefits insurance covering all licensed vehicles owned or operated by or on behalf of the Tenant; and

(vi) any other form of insurance which the Landlord, acting reasonably, or the Mortgagee requires from time to time in form, in amounts and for risks against which a prudent tenant in a substantially similar and similarly situated building within fifteen (15) miles of the Property (but within the State of New Jersey) would insure.

(b) All policies shall be taken out with insurers acceptable to the Landlord; shall be in a form satisfactory from time to time to the Landlord which form may include a reasonable deductible, the amount of which will be subject to the Landlord's approval, which approval may not be unreasonably withheld, shall be non-contributing with and shall apply only as primary and not as excess to any other insurance available to the Landlord or the Mortgagee, shall not be invalidated as respects the interests of the Mortgagee by reason of any breach or violation of any warranties, representations or conditions contained in the policies. All policies shall contain an undertaking by the insurers to notify the Landlord and the Mortgagee in writing not less than thirty (30) days prior to any material change, cancellation or termination thereof, and, in respect of Sections 14.1(a)(i), 14.1(a)(ii) and 14.1(a)(iv), contain a waiver of subrogation and incorporate a Mortgagee's standard mortgage clause. The Landlord, its designated property manager and any Mortgagee shall be named as additional insured under Section 14.1(a)(iii) and as loss payee under Sections 14.1(a)(i) and 14.1(a)(iv).

(c) Certificates of insurance issued by the Tenant's broker or insurer will be delivered to the Landlord as soon as practicable after the placing of the required insurance and in any event at least ten (10) days prior to the effective date of coverage. Provided that no review or approval of any such

insurance certificate by the Landlord shall derogate from or diminish the Landlord's rights or the Tenant's obligations contained in this Article.

(d) If the Tenant fails to take out or keep in force any insurance referred to in this Section 14.1, or should any such insurance not be approved by either the Landlord or the Mortgagee and should the Tenant not commence to diligently rectify (and thereafter proceed to diligently rectify) the situation within twenty-four (24) hours after written Notice by the Landlord to the Tenant (stating, if the Landlord or the Mortgagee does not approve of such insurance, the reasons therefor), the Landlord has the right without assuming any obligation in connection therewith to effect such insurance at the sole cost of the Tenant and all outlays by the Landlord shall be paid by the Tenant to the Landlord on demand as Additional Rent without prejudice to any other rights and remedies of the Landlord under this Lease.

(e) The Tenant agrees that in the event of damage or destruction to the Leasehold Improvements in the Premises covered by insurance pursuant to Sections 14.1(a)(i) and 14.1(a)(iv), the Tenant shall use the proceeds of such insurance for the purpose of repairing or restoring such Leasehold Improvements.

14.2 Increase in Insurance Premiums

The Tenant shall not keep, use, sell or offer to sell in or upon the Premises any article which may be prohibited by any fire insurance policy in force from time to time covering the Premises or Lands. If:

(a) the occupation of the Premises;

(b) the conduct of business in the Premises; or

(c) any act or omission of the Tenant in the Lands or Premises or any part thereof;

causes or results in any increase in premiums for the insurance carried from time to time by the Landlord with respect to the Lands or Premises, the Tenant shall pay any such increase in premiums as Additional Rent forthwith upon demand by the Landlord. In determining whether increased premiums are caused by or result from the use or occupancy of the Premises, a schedule issued by the organization computing the insurance rate on the Lands or Premises showing the various components of such rate shall be conclusive evidence of the several items and charges which make up such rate. The Tenant shall comply promptly with all requirements of any insurer now or hereafter in effect pertaining to or affecting the Premises or Lands. Notwithstanding the foregoing, Landlord consents to the use of the Premises for the Permitted Use as of the date hereof.

14.3 Cancellation of Insurance

If any insurance policy upon the Lands or Premises or any part thereof shall be cancelled or shall be threatened by the insurer to be cancelled or the coverage thereunder reduced in any way by the insurer by reason of the use or occupation of the Premises (other than for the use or occupation of the Premises as it is being used as of the date hereof) or any part thereof by the Tenant or by any assigns or sub-tenant of the Tenant or any occupant of the Premises, or by anyone permitted by the Tenant to be upon the Premises, the Tenant shall remedy the condition giving rise to cancellation, threatened cancellation or reduction of coverage within forty eight (48) hours after written Notice thereof by the Landlord. In the event the Tenant fails to remedy as provided in this Section 14.3, the Landlord may, at its option, terminate this Lease forthwith by leaving upon the Premises Notice in writing and thereupon Rent and any other payments for which the Tenant is liable under this Lease shall be apportioned and paid in full to the date of such termination and the Tenant shall immediately deliver up possession of the Premises to the Landlord and the Landlord may re-enter and take possession of the same.

14.4 Loss or Damage

The Landlord shall not be liable for any death or injury arising from or out of any occurrence in, upon, at or relating to the Lands or Premises, or damage to property of the Tenant or of others located on the Premises or elsewhere in the Lands, nor shall it be responsible for any loss of or damage to any property of the Tenant or others from any cause whatsoever, except to the extent any such death, injury, loss or damage which results from the gross negligence of the Landlord, its agents, servants or employees or other persons for whom it may be in law responsible and provided that in no event shall the Landlord be responsible for any loss, injury or damage contemplated by Section 14.7(b), or for any indirect or consequential damages sustained by the Tenant or others. Without limiting the generality of the foregoing, but subject to the exceptions to the limitation of the liability of the Landlord set out herein, the Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, dampness, falling plaster, falling ceiling tile, falling ceiling fixtures (including part or all of the ceiling T grid system) and diffuser coverings, or from steam, gas, electricity, water, rain, flood, snow or leaks from any rentable premises or the parking facilities or from the pipes, sprinklers, appliances, plumbing works, roof, windows or subsurface of any floor or ceiling of the Premises or from the street or any other place or by any other cause whatsoever. Except with respect to the gross negligence or willful misconduct of the Landlord or Landlord's employees, representatives or agents, the Landlord shall not be liable for any such damage caused by other persons in the Premises or by occupants of adjacent property thereto, or the public, or caused by construction or by any private, public or quasi-public work. All property of the Tenant kept or stored on the Premises shall be so kept or stored at the risk of the Tenant only and the Tenant shall indemnify the Landlord and save it harmless from any claims arising out of any damage to the same including, without limitation, any subrogation claims by the Tenant's insurers.

14.5 Landlord's Insurance

The Landlord shall at all times throughout the Term carry:

(a) insurance on the Premises (excluding the foundations and excavations) and the machinery, boilers and equipment contained therein or servicing the Premises and owned by the Landlord or the owners of the Lands and Premises (specifically excluding any property with respect to which the Tenant is obliged to insure pursuant to Section 14.1 or similar sections of their respective leases) against damage by fire and extended perils or all-risks coverage and, subject to customary deductibles and loss retention, Landlord shall carry coverage for the full replacement cost of the Premises. As used in this Section 14.5(a) "full replacement cost" shall mean, with respect to the Premises, the cost of replacing the Premises without regard to deduction for depreciation, exclusive of the cost of excavations, foundations and footings below the lowest basement floor, exclusive of such furniture, furnishings, fixtures, equipment and other items owned by Tenant or those claiming by, through or under it. The determination of the replacement cost amount shall be made, from to time, by Landlord, or its lender, in accordance with prudent industry standards;

(b) public liability and property damage insurance with respect to the Landlord's operations in the Lands or Premises;

(c) loss of rental income insurance, or loss of insurable gross profits commonly insured against by prudent landlords, including loss of all rentals receivable from Tenant in accordance with the provisions of this Lease, including base rent and additional rent; and

(d) such other form or forms of insurance as the Landlord or the Mortgagee reasonably considers advisable property substantially similar and similarly situated to the Premises.

Such insurance shall be in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a reasonably similar industrial building, having regard to size, age and location. Notwithstanding the Landlord's covenant contained in this Section 14.5, and notwithstanding any contribution by the Tenant to the cost of insurance premiums provided herein, the Tenant acknowledges and agrees that no insurable interest is conferred upon the Tenant under any policies of insurance carried by the Landlord, and the Tenant has no right to receive any proceeds of any such insurance policies carried by the Landlord. If requested in writing by Tenant, Landlord shall provide copies of certificates of insurance

with respect to such policies to Tenant prior to the Commencement Date and within 30 days of each renewal.

14.6 Indemnification of the Landlord

Except as provided in Section 14.7(a) but notwithstanding any other provision of this Lease, the Tenant shall defend, indemnify and save harmless the Landlord and Landlord's affiliates, members, managers, principals, partners, officers, directors, employees, lenders and agents from and against any loss (including loss of Base Rent and Additional Rent), claims, actions, damages, liability and expenses in connection with loss of life, personal injury, damage to property or any other loss or injury whatsoever arising out of this Lease, or any occurrence in, upon or at the Premises, or the occupancy or use by the Tenant of the Premises or any part thereof, or any other part of the Premises or the Lands, or occasioned wholly or in part by any act or omission of the Tenant or by anyone permitted to be on the Premises or the Lands by the Tenant, other than as a result of Landlord's gross negligence or willful misconduct or Landlord's employees, contractors, agents or representatives. If the Landlord shall, without fault on its part, be made a party of any litigation commenced by or against the Tenant, then the Tenant shall protect, indemnify and hold the Landlord harmless and shall pay all costs, expenses and reasonable legal fees incurred or paid by the Landlord in connection with such litigation. Such indemnification in respect of any such breach, violation or non-performance, damage to property, injury or death to person or persons, occurring during the Term of this Lease, shall survive any expiration or earlier termination of this Lease and without limiting the generality of the foregoing, shall indemnify and hold the Landlord harmless from and against any claims arising herein. The Tenant shall also pay all actual costs, expenses and reasonable legal fees that may be incurred or paid by the Landlord in reasonably enforcing the terms, covenants and conditions in this Lease unless a court of law having jurisdiction shall decide otherwise.

14.7 Limitations of Liability

(a) The Tenant shall not be liable to the Landlord in respect of any loss, injury or damage insured by the Landlord under Sections 14.5(a) and 14.5(c) to the extent of any recovery by the Landlord under such insurance; and

(b) The Landlord shall not be liable to the Tenant in respect of any loss, injury or damage to property insured or required to be insured by the Tenant under Sections 14.1(a)(i), 14.1(a)(ii) and 14.1(a)(iv).

ARTICLE 15 - ENVIRONMENTAL MATTERS

15.1 Use of Hazardous Substances

The Tenant, its agents, contractors and those for whom the Tenant is in law responsible, shall not cause or permit any Hazardous Substances to be brought upon, created, formed, kept or used in or about the Premises or Lands without the prior written consent of the Landlord and except in compliance with all Environmental Laws, which consent shall not be unreasonably withheld if the Tenant demonstrates to the Landlord's reasonable satisfaction that such Hazardous Substances is reasonably necessary for the Tenant's permitted use of the Premises and that it will be used, kept, stored and disposed of in a manner that complies with all Environmental Laws.

15.2 List of Hazardous Substances

Prior to the Commencement Date, the Tenant will provide a list of all Hazardous Substances that the Tenant will use at the Premises for the Landlord's prior written consent. This list will be updated and submitted to the Landlord within fifteen (15) days of written request by the Landlord or its environmental consultant; however, this shall not relieve the Tenant from obtaining the Landlord's prior written consent of any Hazardous Substances to be brought onto the Premises or Project in accordance with Section 15.1.

15.3 Compliance with Environmental Laws

(a) The Tenant shall at the Tenant's own expense comply with all Environmental Laws and shall make, obtain and deliver all reports and studies as required by any governmental agency, authority or any Environmental Laws.

(b) The Tenant shall, in the ordinary course of maintaining the Premises in accordance with this Lease, promptly notify the Landlord if it reasonably suspects in good faith there is a condition which constitutes or would be reasonably expected to constitute Contamination in the Premises. "**Contamination**" means the existence or any release or disposal of a Hazardous Substance or biological or organic contaminant, including any such contaminant which could adversely impact air quality, such as mold, fungi or other bacterial agents in, on, under, at or from the Premises or the Lands which may result in any liability, fine, use restriction, cost recovery lien, remediation requirement, or other government or private party action or imposition affecting the Landlord or the Landlord's officers, directors, managers, members, partners, shareholders, employees, agents, asset or property managers, or lenders. For purposes of this Lease, claims arising from Contamination shall include diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal and restoration work, including response costs under CERCLA and similar statutes.

(c) The Tenant authorizes the Landlord to make inquiries from time to time of any governmental agency or authority in order to determine the Tenant's compliance with the Environmental Laws. The Tenant covenants and agrees that it will from time to time provide to the Landlord such written authorization as the Landlord may reasonably require in order to facilitate the obtaining of such information.

(d) The Tenant shall immediately advise the Landlord of any breach of any part of this Article or if any governmental agency or authority issues an order, notice, cancellation, amendment, charge, violation, ticket or other document concerning the release, investigation, clean up, remediation or abatement of any Hazardous Substances. The Tenant shall promptly notify in writing both the Landlord and the proper governmental authority of any discharge, release, leak, spill or escape into the environment of any Hazardous Substances at, to or from the Premises or Lands.

(e) Upon request by the Landlord from time to time, the Tenant shall provide to the Landlord a certificate executed by a senior officer of the Tenant certifying ongoing compliance by the Tenant with its covenants contained herein.

15.4 Inspection of Premises

The Landlord or its agents, employees, representatives or environmental consultant may inspect the Premises from time to time without Notice, in order to verify the Tenant's compliance with the Environmental Law and the requirements of this Lease respecting Hazardous Substances. The Tenant shall pay as Additional Rent any actual costs incurred by the Landlord in making such inspections or environmental assessments. If, further to such inspection, the Landlord determines acting reasonably, that an Environmental Audit is required, the Landlord and its agent shall be entitled to conduct an Environmental Audit immediately, and the Tenant shall provide access to the Landlord and its agent for the purpose of conducting an Environmental Audit. Such Environmental Audit shall be at the Tenant's expense plus the Landlord's five percent (5%) administration fee, payable as Additional Rent, and the Tenant shall, at its expense and subject to Section 15.5, forthwith remedy any problems identified by the Environmental Audit, and shall ensure that it complies with all of its covenants herein.

15.5 Clean Up or Removal

If the Landlord or any government authority shall require the clean up or removal of any Hazardous Substances held, created, formed, released, spilled, abandoned or placed upon the Premises or Lands or released into the environment by the Tenant in the course of the Tenant's business or as a result of the Tenant's use or occupancy of the Premises, then the Tenant shall, at its own expense, prepare and submit for approval all necessary studies, plans and proposals, shall provide all bonds and other security required

by governmental authorities and shall forthwith carry out the work required. The Tenant shall keep the Landlord fully informed of the progress of the matter and shall provide to the Landlord full information with respect to proposed plans and comply with the Landlord's reasonable requirements with respect to such plans. The Tenant further agrees that the Landlord may, at its option, elect to undertake such work or any part thereof at the cost and expense of the Tenant. The clean up may be subject to (i) any combination of engineering controls, institutional controls or both, as defined in N.J.S.A. 58:10B-1, now or in the future, for the Hazardous Substances or their equivalent, consisting, for example but not by way of limitation, of (A) a deed notice for Hazardous Substances in soil above residential levels; (B) a cap on such soils or a fence around such soils; and (C) a classification exception area for Hazardous Substances in groundwater and such clean up need not be to residential standards ((A)-(C), collectively, "**Clean Up Requirements**"); provided, however, that Tenant shall not agree to any Clean Up Requirements without the prior written consent of Landlord; provided, further that Tenant shall indemnify Landlord for any loss in value of the Premises as a result of any such Clean Up Requirements.

15.6 Ownership of Hazardous Substances

If the Tenant creates or brings to the Premises or Lands any Hazardous Substances or if the conduct of the Tenant's business shall cause there to be any Hazardous Substances at the Premises, or Lands then, notwithstanding any rule of law to the contrary, such Hazardous Substances shall be and remain the sole and exclusive property of the Tenant and shall not become the property of the Landlord notwithstanding the degree of affixation to the Premises, Lands or Project of the Hazardous Substances, and notwithstanding the expiration or earlier termination of this Lease.

15.7 Indemnity

The Tenant will defend and indemnify the Landlord and those for whom the Landlord is in law responsible and save them harmless from every loss, cost, claim, expense, fine, penalty, prosecution or alleged infraction which they, or any of them, suffer or suffers as a result of the Tenant's breach of any of its obligations under this Article 15. In addition, the Tenant will pay to the Landlord, as Additional Rent, all costs incurred by the Landlord in doing any clean-up, restoration or other remedial work as a consequence of the Tenant's failure to comply with any of its obligations under this Article 15, plus the Landlord's five percent (5%) administration fee. The Tenant's obligations under this Article 15 shall survive the expiration of the Term or earlier termination of this Lease.

ARTICLE 16 - GENERAL PROVISIONS

16.1 General Rules of Interpretation

(a) Obligations as Covenants: Each obligation of the Landlord and the Tenant in this Lease shall be considered a covenant for all purposes. If the Tenant has failed to perform any of its obligations under this Lease, such obligations shall survive the expiration or other termination of this Lease.

(b) Time: Time is of the essence of this Lease.

(c) Number, Gender: The grammatical changes required to make the provisions of this Lease apply in the plural sense where the Tenant comprises more than one Person and to individuals (male or female), partnerships, corporations, trusts or trustees will be assumed as though in each case fully expressed.

(d) Liability of Tenant; Joint and Several Liability: If the Tenant consists of more than one Person, the covenants of the Tenant shall be joint and several covenants of each such Person. By its execution of this Lease below, UNIFOIL HOLDINGS, INC., a New Jersey corporation, hereby agrees that it shall be jointly and severally liable for the each and every obligation, liability and covenant of Tenant under this Lease.

(e) Governing Law: This Lease shall be governed by and construed under the Applicable Laws of the jurisdiction in which the Premises is located and the parties attorn and submit to the jurisdiction of the courts of such jurisdiction.

(f) Headings: The headings of the Articles and Sections are included for convenience only, and shall have no effect upon the construction or interpretation of this Lease.

(g) Landlord as Trustee: Any and all exculpatory provisions, releases and indemnities included in this Lease for the benefit of the Landlord are intended also to benefit the Mortgagees, any owner or lessor with an interest in the Premises prior to the Landlord, asset managers and property managers of the Landlord, and the officers, directors, shareholders, employees, agents, members, managers, and partners of each one of them and, for the purposes of such provisions, the Landlord is acting as agent or trustee on behalf of and for the benefit of the persons mentioned above.

(h) Severability: Should any provision of this Lease be or become invalid, void, illegal or not enforceable, such provision shall be considered separate and severable from this Lease and the remaining provisions shall remain in force and be binding upon the parties hereto as though such provision had not been included.

16.2 Entire Agreement, Amendments, Waiver

This Lease contains the entire agreement between the parties with respect to the subject matter of this Lease and there are no other agreements, promises or understandings, oral or written, between the parties in respect of this subject matter. This Lease may be amended only by written agreement between the Landlord and the Tenant. No electronic communications between the parties will have the effect of amending this Lease. No provisions of this Lease shall be deemed to have been waived by the Landlord or the Tenant unless such waiver is in writing signed by such party. If either the Landlord or the Tenant excuses or condones any default by the other of any obligation under this Lease, no waiver of such obligation shall be implied in respect of any continuing or subsequent default. The Landlord's receipt of Rent with knowledge of a breach shall not be deemed a waiver of any breach.

16.3 Successors

This Lease and everything herein contained shall extend to and bind the successors and assigns of the Landlord and the legal representatives, heirs, executors, administrators, successors and permitted assigns of the Tenant (as the case may be).

16.4 Holding Over

The Tenant has no right to remain in possession of the Premises after the end of the Term. If the Tenant remains in possession of the Premises after the end of the Term with the written consent of the Landlord but without entering into a new lease or other agreement then, notwithstanding any statutory provisions or legal presumption to the contrary, there shall be no tacit renewal of this Lease or the Term and the Tenant shall be deemed to be occupying the Premises as a tenant from month to month (with either party having the right to terminate such month to month tenancy at any time on not less than thirty (30) days' written Notice, whether or not the date of termination is at the end of a rental period) at a monthly Base Rent payable in advance on the first day of each month equal to one hundred fifty percent (150%) of the monthly amount of Base Rent payable during the last month of the Term and otherwise upon the same terms, covenants and conditions as in this Lease insofar as these are applicable to a monthly tenancy and, for greater certainty, including liability for all Additional Rent. If the Tenant remains in possession of the Premises after the end of the Term or any extension terms(s) without the written consent of the Landlord, Tenant shall be a tenant at sufferance. In such event, Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the monthly amount of Base Rent payable during the last month of the Term and otherwise upon the same terms, covenants and conditions as in this Lease, including liability for all Additional Rent. In addition to the payment of the

amounts provided above, if the Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of the Tenant's holdover, the Tenant shall be liable to the Landlord for, and shall protect the Landlord from and indemnify and defend the Landlord against, all actual losses and damages, including any claims made by any succeeding tenant resulting from such failure to vacate, and any consequential damages that the Landlord suffers from the holdover.

16.5 Notices

Any notice, demand or request ("**Notice**") required or permitted to be given under this Lease shall be in writing (unless otherwise expressly provided herein) and shall be deemed to have been duly given if personally delivered, delivered by courier or mailed by registered prepaid post, in the case of Notice to the Landlord, to it at the address set out in Section 1.1(a) and in the case of Notice to the Tenant, to it at the Premises. Notice may not be given by facsimile transmission, electronic mail or any other electronic communication.

Any such Notice given in accordance with the above requirements shall be deemed to have been given, if mailed, on the fifth day following the date of such mailing or, if delivered, on the day on which it was delivered so long as such delivery was prior to 5:00 p.m. on a Business Day (and, if after 5:00 p.m. or if any such day is not a Business Day, then it shall be deemed to have been delivered on the next Business Day). Either party may from time to time by Notice change the address to which Notices to it are to be given. Notwithstanding the foregoing, during any interruption or threatened interruption in postal services, any Notice shall be personally delivered or delivered by courier. If a copy of any Notice to the Tenant is to be sent to a second address or to another Person other than the Tenant, the failure to give any such copy shall not vitiate the delivery of the Notice to the Tenant.

16.6 Recording

Neither the Tenant nor anyone on the Tenant's behalf or claiming under the Tenant (including any Transferee) shall record this Lease or any Transfer or any memorandum against the Lands or Premises, without Landlord's prior written consent, which consent may be withheld in Landlord's sole discretion.

16.7 Secured Claims

The Tenant will ensure that no Secured Claim is recorded or filed against: (a) any part of the Premises or the Lands; (b) the Landlord's or any Mortgagee's interest in any part of the Premises or the Lands; or (c) the Tenant's interest in the Premises or any of the Leasehold Improvements in the Premises; by any Person claiming by, through, under or against the Tenant or its contractors or subcontractors. If a Secured Claim is recorded or filed and the Tenant fails to promptly discharge it after receipt of written Notice from the Landlord, the Landlord may discharge the Secured Claim or notice of it by paying the amount claimed to be due into court (together with whatever additional amounts are required to be paid into court to obtain its removal) or directly to the holder of the Secured Claim and the Tenant will pay to the Landlord, as Additional Rent, all costs (including legal fees) incurred by the Landlord in connection with the Secured Claim, plus the Landlord's five percent (5%) administration fee. The Tenant shall not mortgage, charge, grant a security interest in or otherwise encumber any Leasehold Improvements. Notwithstanding the foregoing, (a) Tenant and any subtenant may pledge and lien its interest in Tenant's Personal Collateral, provided, however, that in no event shall any encumbrance create or give rise to a lien of any nature which affects (or after the passage of time or occurrence of any event may affect) the Building or any part thereof or the Premises, and (b) Tenant may file (or may consent to the filing of) a UCC statement with respect to Tenant's Personal Collateral in connection with any loan granted to Tenant or a subtenant. Landlord agrees to execute a commercially reasonable lien release and/or subordination agreement if requested by a third party lender of Tenant.

16.8 Rules and Regulations

The Tenant shall comply and cause every Person over whom it has control to comply with the Rules and Regulations. The Landlord shall have the right from time to time to make reasonable amendments, deletions and additions to such Rules and Regulations to the extent such changes to not contravene the express terms and conditions of this Lease and shall provide written Notice of same to the Tenant. If the Rules and Regulations conflict with any other provisions of this Lease, the other provisions of this Lease shall govern. The Landlord shall not be obligated to enforce the Rules and Regulations and shall not be responsible to the Tenant for failure of any Person to comply with the Rules and Regulations. The Rules and Regulations may differentiate between different types of tenants, different parts of the Premises or otherwise. The Landlord agrees that it will not enforce the Rules and Regulations in a manner that is discriminatory to the Tenant.

16.9 Force Majeure

If the Landlord or the Tenant is, in good faith, prevented from doing anything required by this Lease because of Force Majeure, the doing of the thing is excused for the period of the Force Majeure and the party prevented will do what was prevented within the required period after the Force Majeure, but this does not excuse either party from payment of amounts they are required to pay at the times specified in this Lease. The parties shall also be excused from the performance of any term, covenant or act required hereunder if the performance of such item would be in conflict with any directive, policy or request of any governmental or quasi-governmental authority in respect of any energy, conservation, safety or security matter.

16.10 Acceptance of Lease

The Tenant accepts this Lease of the Premises to be held by it as Tenant, subject to the provisions set out in this Lease.

16.11 Limited Recourse

The recourse of the Tenant against the Landlord shall be limited to the Landlord's interest in the Lands and Premises and any condemnation or insurance proceeds. The Tenant shall have no recourse to any other assets of the Landlord. If the Landlord consists of more than one Person, the liability of each such Person shall be several and be limited to its percentage interest in the Premises.

16.12 Counterparts

This Lease may be executed in any number of duplicate originals, all of which shall be of equal legal force and effect. Additionally, this Lease may be executed in counterparts, but shall become effective only after each party has executed a counterpart hereof; all said counterparts, when taken together, shall constitute the entire single agreement between the parties. This Lease may be executed by a party's signature transmitted by facsimile ("fax") or email or by a party's electronic signature, and copies of this Lease executed and delivered by means of faxed or emailed copies of signatures or originals of this Lease executed by electronic signature shall have the same force and effect as copies hereof executed and delivered with original wet signatures. All parties hereto may rely upon faxed, emailed or electronic signatures as if such signatures were original wet signatures.

16.13 No Representation

No agreement, representations, warranties or conditions relating to the Premises or the contents of this Lease have been made except as are expressly set out herein. It is understood and agreed that there have been no representations made as to whether or not the Tenant's proposed use of the Premises is in compliance with the by-laws and regulations governing the Property. It is the Tenant's obligation to satisfy itself that its use is in compliance with the said by-laws and regulations. The Tenant acknowledges that no indemnities of the Landlord in favor of the Tenant have been given under this Lease.

16.14 Interpretation

This Lease has been negotiated and approved by the Landlord and the Tenant and, notwithstanding any rule or maxim of law or construction to the contrary, any ambiguity or uncertainty will not be construed against either Landlord or Tenant by reason of the authorship of any of the provisions contained in this Lease.

16.15 Confidentiality

The Tenant shall keep confidential all financial information in respect of this Lease, provided that it may disclose such information to its auditor, lenders and potential lenders, attorneys, prospective subtenants, consultants and professional advisors so long as they have first agreed to respect such confidentiality. Landlord agrees to keep any financial, proprietary or confidential information provided to it by Tenant confidential (except for disclosure to any Mortgagee, prospective Mortgagee, auditors, attorneys, consultants and professional advisors and/or prospective purchasers with which Landlord shares such information if such person shall be informed by Landlord of the obligation to keep such information confidential). The Landlord (and any such prospective purchaser or lender) shall maintain the confidentiality of any such financial information delivered by the Tenant to the Landlord; provided, however, Landlord (and any prospective purchaser or lender) may disclose such financial statements to Landlord's employees, agents, successors, assigns, accountants, attorneys, and financial advisors involved in the prospective sale or loan transaction and the prospective purchaser or lender may disclose such financial statements only to their respective employees, agents, successors, assigns, investors, accountants, attorneys and financial advisors involved in the respective transaction if such person shall be informed by Landlord of the obligation to keep such information confidential.

16.16 Power, Capacity and Authority

The Landlord and the Tenant covenant, represent and warrant to each other that they have the power, capacity and authority to enter into this Lease and to perform its obligations hereunder and that there are no covenants, restrictions or commitments given by it which would prevent or inhibit it from entering into this Lease.

16.17 Brokerage Fees

Each of Tenant and Landlord warrants and represents that it has not dealt with any real estate broker or agent in connection with this Lease. Each of Tenant and Landlord shall indemnify, defend and hold the other party harmless from any cost, expense, or liability, (including, without limitation, costs of suits and reasonable attorneys' fees) for any compensation, commission, or fees claimed by any real estate broker or agent as a result of representing the indemnifying party in connection with this Lease (including but not limited to any expansions of the Premises and renewals) or its negotiation. Tenant shall further indemnify and hold harmless Landlord pursuant to the preceding sentence for any claims made by CBRE in connection with the purchase of the Premises by Landlord pursuant to the Purchase Agreement.

16.18 Tenant's OFAC and Other Representations

(a) Tenant is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended. Neither Tenant nor, to Tenant's actual knowledge, any Person (defined below) who owns a direct or indirect interest in Tenant (collectively, a "**Tenant Related Party**") is now nor shall be at any time during the term of this Lease a Person with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a "**U.S. Person**"), including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended ("**Financial Institution**"), is prohibited from transacting business of the type contemplated by this Lease, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury ("**OFAC**") (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as

Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC) or otherwise.

(b) Neither Tenant nor, to Tenant's knowledge, any Tenant Related Party, (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering or any violation of any Anti-Money Laundering Laws or any violation of any Anti-Corruption Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws or under any Anti-Corruption Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws or any Anti-Corruption Laws.

(c) For purposes of this Lease, the following terms shall have the following meanings: "**Anti-Money Laundering Laws**" shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transaction; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., the Money Laundering Control Act of 1986 and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Section 1956 and 1957. "**Anti-Corruption Laws**" shall mean any anti-corruption laws of any applicable jurisdiction including the U.S. Foreign Corrupt Practices Act, 15 U.S.C. Section 78dd-1, et seq.

(d) Tenant shall deliver to Landlord within five (5) Business Days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant's compliance with Sections 16.19(a) and 16.19(b) hereof. If at any time the representations set forth in either Section 16.19(a) and 16.19(b) hereof become false, Tenant shall be deemed to be in default of this Lease and Landlord shall have the right to exercise all of the remedies set forth in this Lease in the event of a Tenant default or to terminate this Lease immediately and collect damages as a result of such Tenant default.

(e) Anything in this Lease or otherwise to the contrary notwithstanding, Tenant hereby agrees to defend, indemnify, and hold harmless Landlord, it officers, members, managers, partners, directors, agents, employees and counsel from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorneys' fees and costs) arising from or related to any breach of the representations, warranties and covenants set forth in Sections 16.19(a) and 16.19(b) of this Lease. The indemnity obligations of Tenant under this Section 16.19(e) shall survive the termination or expiration of this Lease.

16.19 Landlord's OFAC Representations

(a) Landlord is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended. Neither Landlord nor, to Landlord's actual knowledge, any Affiliate of Landlord is prohibited from transacting business of the type contemplated by this Lease, whether such prohibition arises under OFAC or otherwise.

(b) Neither Landlord nor, to Landlord's knowledge, any Affiliate of Landlord, (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering or any violation of any Anti-Money Laundering Laws or any violation of any Anti-Corruption Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money

Laundering Laws or under any Anti-Corruption Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws or any Anti-Corruption Laws.

16.20 No Plan Assets As of the date hereof and throughout the Term of this Lease (a) the Tenant is not and will not be an "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("**ERISA**"), whether or not subject to Title I of ERISA, or a "plan" as defined in Section 4975(e)(1) of the Code, whether or not subject to Section 4975 of the Code, (b) none of the assets of the Tenant constitutes or will constitute "plan assets" of one or more plans described in the foregoing clause (a) within the meaning of Section 3(42) of ERISA, as modified by U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101 and (c) transactions by or with Tenant are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans, as defined in Section 3(32) of ERISA.

16.21 Waiver of Trial by Jury TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LEASE, OR THE TRANSACTIONS OR MATTERS RELATED HERETO OR CONTEMPLATED HEREBY.

16.22 Landlord hereby warrants and represents to Tenant that:

(1) this Lease and the consummation of the transaction contemplated herein are valid and binding obligations of Landlord and do not constitute a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under any contract to which Landlord is a party or by which Landlord is bound; and

(2) Landlord has the right and lawful authority to enter into this Lease for the term hereof and has obtained all consents required to execute and deliver this Lease.

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IN WITNESS WHEREOF the parties hereto have executed this Lease.

LANDLORD

TAMARISK DANIEL ROAD, LLC,
a Delaware limited liability company

By: Tamarisk EWA Industrial, LLC,
a Delaware limited liability company
Its: Sole Member

By: EverWest Advisors AZ, LLC,
a Delaware limited liability company
Its: Manager

By: EverWest Advisors LLC,
a Delaware limited liability company
Its: Sole Member

By: ______________________
Name: Paul Andrews
Title: Executive Vice President and
Chief Financial Officer

[Signatures continue on following page]

TENANT

UNIFOIL CORPORATION,
a New Jersey corporation

By: ______________________
Name:
Title:

[Signature Page to Industrial Lease]

ACKNOWLEDGED AND AGREED:

UNIFOIL HOLDINGS, INC.,
a New Jersey corporation

By:______________________
Name: Joe Funicelli
Title: President